EXHIBIT 99.4
Financial Statements
HARBINGER GROUP INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2010 and 2009	F-3

Consolidated Statements of Operations for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-4

Consolidated Statements of Cash Flows for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-5

Consolidated Statements of Changes in Equity and Comprehensive Income (Loss) for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-6

Notes to Consolidated Financial Statements	F-7
(1) Description of Business and Basis of Presentation	F-7
(2) Voluntary Reorganization Under Chapter 11	F-8
(3) Significant Accounting Policies and Practices	F-15
(4) Balance Sheet Detail	F-21
(5) Derivative Financial Instruments	F-23
(6) Goodwill and Intangibles	F-28
(7) Debt	F-31
(8) Income Taxes	F-34
(9) Discontinued Operations	F-38
(10) Employee Benefit Plans	F-38
(11) Geographic Data	F-42
(12) Commitments and Contingencies	F-43
(13) Related Party Transactions	F-44
(14) Restructuring and Related Charges	F-45
(15) Acquisition	F-48
(16) Quarterly Results (Unaudited)	F-51
(17) Subsequent Events	F-51

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Harbinger Group Inc.:
We have audited the accompanying consolidated balance sheets of Harbinger Group Inc. and subsidiaries (the “Company”) as of September 30, 2010 and September 30, 2009 (Successor), and the related consolidated statements of operations, cash flows, and changes in equity (deficit) and comprehensive income (loss) for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbinger Group Inc. and subsidiaries as of September 30, 2010 and September 30, 2009 (Successor), and the results of their operations and their cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor) in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on February 3, 2009. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 28, 2009. In connection with their emergence from bankruptcy, the Successor adopted fresh-start reporting in conformity with ASC Topic 852, “Reorganizations” formerly American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, effective as of August 30, 2009. Accordingly, the Successor’s consolidated financial statements prior to August 30, 2009 are not comparable to its consolidated financial statements for periods on or after August 30, 2009.
As discussed in Note 10 to the consolidated financial statements, effective September 30, 2009, the Successor adopted the measurement date provision of ASC Topic 715, “Compensation-Retirement Benefits” formerly FAS 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans”.
/s/ KPMG LLP
New York, New York
June 10, 2011

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30,	September 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents (Note 3)	$256,831	$97,800
Short-term investments (Note 3)	53,965	—
Receivables, net (Note 4)	406,447	299,451
Inventories, net (Note 4)	530,342	341,505
Prepaid expenses and other current assets (Note 8)	94,078	79,980

Total current assets	1,341,663	818,736
Properties, net (Note 4)	201,309	212,361
Goodwill (Notes 3 and 6)	600,055	483,348
Intangibles, net (Notes 3 and 6)	1,769,360	1,461,945
Deferred charges and other assets (Note 7)	103,808	44,356

Total assets	$4,016,195	$3,020,746

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt (Note 7)	$20,710	$53,578
Accounts payable	333,683	186,235
Accrued and other current liabilities (Note 4)	313,617	255,255

Total current liabilities	668,010	495,068
Long-term debt (Note 7)	1,723,057	1,529,957
Employee benefit obligations (Note 10)	97,946	55,855
Deferred income taxes (Note 8)	277,843	227,498
Other liabilities	71,512	51,489

Total liabilities	2,838,368	2,359,867

Commitments and contingencies (Note 12)

Harbinger Group Inc. stockholders’ equity:
Preferred stock, $.01 par; 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par; 500,000 shares authorized; 139,197 shares retrospectively issued and outstanding	1,392	—
Common stock, $.01 par; 648,000 adjusted shares authorized; 129,600 adjusted shares issued and outstanding	—	1,296
Additional paid-in capital	855,767	723,800
Accumulated deficit	(150,309)	(70,785)
Accumulated other comprehensive (loss) income	(5,195)	6,568

Total Harbinger Group Inc. stockholders’ equity	701,655	660,879
Noncontrolling interest (Note 3)	476,172	—

Total equity	1,177,827	660,879

Total liabilities and equity	$4,016,195	$3,020,746

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30, 2010	September 30, 2009	August 30, 2009	September 30, 2008
Net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Cost of goods sold	1,638,451	155,310	1,245,640	1,489,971
Restructuring and related charges (Note 14)	7,150	178	13,189	16,499

Gross profit	921,410	64,400	751,819	920,101
Operating expenses:
Selling (Note 3)	466,813	39,136	363,106	506,365
General and administrative (Notes 3, 10, and 12)	201,061	20,578	145,235	188,934
Research and development	31,013	3,027	21,391	25,315
Acquisition and integration related charges (Note 15)	45,101	—	—	—
Restructuring and related charges (Notes 3 and 14)	16,968	1,551	30,891	22,838
Goodwill and intangibles impairment (Notes 3 and 6)	—	—	34,391	861,234

	760,956	64,292	595,014	1,604,686

Operating income (loss)	160,454	108	156,805	(684,585)
Interest expense (Note 7)	277,015	16,962	172,940	229,013
Other expense (income), net	12,105	(816)	3,320	1,220

Loss from continuing operations before reorganization items and income taxes	(128,666)	(16,038)	(19,455)	(914,818)
Reorganization items (expense) income, net (Note 2)	(3,646)	(3,962)	1,142,809	—

(Loss) income from continuing operations before income taxes	(132,312)	(20,000)	1,123,354	(914,818)
Income tax expense (benefit) (Note 8)	63,195	51,193	22,611	(9,460)

(Loss) income from continuing operations	(195,507)	(71,193)	1,100,743	(905,358)
(Loss) income from discontinued operations, net of tax (Note 9)	(2,735)	408	(86,802)	(26,187)

Net (loss) income	(198,242)	(70,785)	1,013,941	(931,545)
Less: Net (loss) attributable to noncontrolling interest	(46,373)	—	—	—

Net (loss) income attributable to controlling interest	$(151,869)	$(70,785)	$1,013,941	$(931,545)

Net (loss) income per common share — basic and diluted (Note 3):
(Loss) income from continuing operations	$(1.13)	$(0.55)	$21.45	$(17.78)
(Loss) income from discontinued operations	(0.02)	0.00	(1.69)	(0.51)

Net (loss) income	$(1.15)	$(0.55)	$19.76	$(18.29)

Weighted average shares of common stock outstanding -
basic and diluted	132,399	129,600	51,306	50,921

Amounts attributable to controlling interest:
(Loss) income from continuing operations	$(149,134)	$(71,193)	$1,100,743	$(905,358)
(Loss) income from discontinued operations	(2,735)	408	(86,802)	(26,187)

Net (loss) income	$(151,869)	$(70,785)	$1,013,941	$(931,545)

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30, 2010	September 30, 2009	August 30, 2009	September 30, 2008
Cash flows from operating activities
Net (loss) income	$(198,242)	$(70,785)	$1,013,941	$(931,545)
(Loss) income from discontinued operations	(2,735)	408	(86,802)	(26,187)

(Loss) income from continuing operations	(195,507)	(71,193)	1,100,743	(905,358)
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation of properties	54,841	5,158	36,745	52,236
Amortization of intangibles	45,920	3,513	19,099	27,687
Stock compensation	16,710	—	2,636	5,098
Amortization of debt issuance costs	9,030	314	13,338	8,387
Amortization of debt discount	18,302	2,861	—	—
Write off of unamortized discount on retired debt	59,162	—	—	—
Write off of debt issuance costs on retired debt	6,551	—	2,358	—
Deferred income taxes	52,612	3,498	22,046	(37,237)
Impairment of goodwill and intangibles	—	—	34,391	861,234
Non-cash goodwill adjustment due to release of valuation allowance	—	47,443	—	—
Fresh-start reporting adjustments	—	—	(1,087,566)	—
Gain on cancelation of debt	—	—	(146,555)	—
Administrative related reorganization items	3,646	3,962	91,312	—
Payments for administrative related reorganization items	(47,173)	—	—	—
Non-cash increase to cost of goods sold due to inventory valuations	34,865	—	—	—
Non-cash interest expense on 12% Notes	24,555	—	—	—
Non-cash restructuring and related charges	16,359	1,299	28,368	29,726
Changes in operating assets and liabilities:		—	—	—
Receivables	12,702	5,699	68,203	8,655
Inventories	(66,127)	48,995	9,004	12,086
Prepaid expenses and other current assets	1,435	1,256	5,131	13,738
Accounts payable and accrued and other current liabilities	88,594	22,438	(80,463)	(62,165)
Other	(74,019)	(6,565)	(88,996)	(18,990)

Net cash provided by (used in) operating activities of continuing operations	62,458	68,678	29,794	(4,903)
Net cash provided by (used in) operating activities of discontinued operations	(11,221)	6,273	(28,187)	(5,259)

Net cash provided by (used in) operating activities	51,237	74,951	1,607	(10,162)

Cash flows from investing activities:
Purchases of investments	(3,989)	—	—	—
Maturities of investments	30,094	—	—	—
Capital expenditures	(40,374)	(2,718)	(8,066)	(18,928)
Cash acquired in common control transaction	65,780	—	—	—
Business acquisitions, net of cash acquired	(2,577)	—	(8,460)	—
Proceeds from sales of assets	388	71	379	285

Net cash provided by (used in) investing activities of continuing operations	49,322	(2,647)	(16,147)	(18,643)
Net cash provided by (used in) investing activities of discontinued operations	—	—	(855)	12,376

Net cash provided by (used in) investing activities	49,322	(2,647)	(17,002)	(6,267)

Cash flows from financing activities:
Proceeds from new Senior Credit Facilities, excluding new ABL Revolving Credit Facility, net of discount	1,474,755	—	—	—
Payment of extinguished senior credit facilities, excluding old ABL revolving credit facility	(1,278,760)	—	—	—
Reduction of other debt	(8,456)	(4,603)	(120,583)	(425,073)
Proceeds from other debt financing	13,688	—	—	477,759
Debt issuance costs, net of refund	(55,024)	(287)	(17,199)	(152)
Extinguished ABL Revolving Credit Facility	(33,225)	(31,775)	65,000	—
(Payments of) proceeds on supplemental loan	(45,000)	—	45,000	—
Treasury stock purchases	(2,207)		(61)	(744)
Other financing activities	491	—	—	—

Net cash provided by (used in) financing activities	66,262	(36,665)	(27,843)	51,790

Effect of exchange rate changes on cash and cash equivalents due to Venezuela hyperinflation	(8,048)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	258	1,002	(376)	(441)

Net increase (decrease) in cash and cash equivalents	159,031	36,641	(43,614)	34,920
Cash and cash equivalents, beginning of period	97,800	61,159	104,773	69,853

Cash and cash equivalents, end of period	$256,831	$97,800	$61,159	$104,773

Supplemental disclosures of cash flow information:
Cash paid for interest	$136,429	$5,828	$158,380	$227,290
Cash paid for income taxes, net	36,951	1,336	18,768	16,999
See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
(In thousands)

					Accumulated Other
					Comprehensive		Total
	Common Stock		Additional	Accumulated	Income (Loss)	Treasury	Stockholders’	Noncontrolling	Total
	Shares	Amount	Paid-in Capital	Deficit	(Note 3)	Stock	Equity (Deficit)	Interest	Equity (Deficit)
Balances at September 30, 2007, Predecessor	52,765	$690	$669,274	$(763,370)	$65,664	$(76,086)	$(103,828)	$—	$(103,828)
Net loss	—	—	—	(931,545)	—	—	(931,545)	—	(931,545)
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	2,459	—	2,459	—	2,459
Valuation allowance adjustment	—	—	—	—	(4,060)	—	(4,060)	—	(4,060)
Translation adjustment	—	—	—	—	5,236	—	5,236	—	5,236
Other unrealized gains and losses	—	—	—	—	146	—	146	—	146

Comprehensive loss	—	—	—	—	—	—	(927,764)	—	(927,764)

Issuance of restricted stock	408	4	(4)	—	—	—	—	—	—
Forfeiture of restricted stock	(268)	(2)	2	—	—	—	—	—	—
Treasury stock purchases	(130)	—	—	—	—	(744)	(744)	—	(744)
Stock compensation			5,098	—	—	—	5,098	—	5,098

Balances at September 30, 2008, Predecessor	52,775	$692	$674,370	$(1,694,915)	$69,445	$(76,830)	$(1,027,238)	$—	$(1,027,238)
Net income	—	—	—	1,013,941	—	—	1,013,941	—	1,013,941
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	(1,160)	—	(1,160)	—	(1,160)
Valuation allowance adjustment	—	—	—	—	5,104	—	5,104	—	5,104
Translation adjustment	—	—	—	—	(2,650)	—	(2,650)	—	(2,650)
Other unrealized gains and losses	—	—	—	—	9,817	—	9,817	—	9,817

Comprehensive income	—	—	—	—	—	—	1,025,052	—	1,025,052

Issuance of restricted stock	230	(1)	1	—	—	—	—	—	—
Forfeiture of restricted stock	(82)	—	—	—	—	—	—	—	—
Treasury stock purchases	(185)	—	—	—	—	(61)	(61)	—	(61)
Stock compensation	—	—	2,636	—	—	—	2,636	—	2,636
Cancellation of Predecessor common stock	(52,738)	(691)	(677,007)	—	—	76,891	(600,807)	—	(600,807)
Elimination of Predecessor accumulated deficit								—
and accumulated other comprehensive income	—	—	—	680,974	(80,556)	—	600,418	—	600,418
Issuance of new common stock in connection with emergence								—
from Chapter 11 of the Bankruptcy Code (Note 2)	129,600	1,296	723,800	—	—	—	725,096	—	725,096

Balances at August 30, 2009, Successor	129,600	$1,296	$723,800	$—	$—	$—	$725,096	$—	$725,096
Net loss	—	—	—	(70,785)	—	—	(70,785)	—	(70,785)
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	576	—	576	—	576
Valuation allowance adjustment	—	—	—	—	(755)	—	(755)	—	(755)
Translation adjustment	—	—	—	—	5,896	—	5,896	—	5,896
Other unrealized gains and losses	—	—	—	—	851	—	851	—	851

Comprehensive loss	—	—	—	—	—	—	(64,217)	—	(64,217)

Balances at September 30, 2009, Successor	129,600	$1,296	$723,800	$(70,785)	$6,568	$—	$660,879	$—	$660,879
Net loss	—	—	—	(151,869)	—	—	(151,869)	(46,373)	(198,242)
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	(10,985)	—	(10,985)	(7,897)	(18,882)
Valuation allowance adjustment	—	—	—	—	(2,423)	—	(2,423)	25	(2,398)
Translation adjustment	—	—	—	—	126	—	126	12,470	12,596
Other unrealized gains and losses	—	—	—	—	(5,214)	—	(5,214)	(1,276)	(6,490)

Comprehensive loss	—	—	—	—	—	—	(170,365)	(43,051)	(213,416)

Issuance of common stock in Merger	88,271	883	574,320	—	—	—	575,203	—	575,203
Issuance of restricted stock	4,056	41	(41)	—	—	—	—	—	—
Unvested restricted stock units, not issued or outstanding	(1,171)	(12)	12	—	—	—	—	—	—
Treasury stock purchases	—	—	—	—	—	(2,207)	(2,207)	—	(2,207)
Stock compensation (Note 3)	—	—	14,032	—	—	—	14,032	2,678	16,710
Capital contributions from a principal stockholder	—	—	491	—	—	—	491	—	491
Retrospective adjustments for common control	—	—	—	—	—	—	—	—
transaction as of June 16, 2010 (Note 1)	(81,559)	(816)	(456,847)	72,345	6,733	2,207	(376,378)	516,545	140,167

Balances at September 30, 2010, Successor	139,197	$1,392	$855,767	$(150,309)	$(5,195)	$—	$701,655	$476,172	$1,177,827

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
(1) Description of Business and Basis of Presentation
Harbinger Group Inc. (“HGI” and, prior to June 16, 2010, its accounting predecessor as described below, collectively with their respective subsidiaries, the “Company”) is a diversified holding company that is 93.3% owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, the “Principal Stockholders”), not giving effect to the conversion of the Series A Participating Convertible Preferred Stock (the “Preferred Stock”) discussed in Note 17. Harbinger Group Inc. trades on the New York Stock Exchange (“NYSE”) under the symbol “HRG”.
HGI is focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. The Company has identified the following six sectors in which it intends to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources. In addition, the Company owns 98% of Zap.Com Corporation (“Zap.Com”), a public shell company that may seek assets or businesses to acquire.
On January 7, 2011, HGI completed the acquisition (the “Spectrum Brands Acquisition”) of a controlling financial interest in Spectrum Brands Holdings, Inc. (“Spectrum Brands”) under the terms of a contribution and exchange agreement (the “Exchange Agreement”) with the Principal Stockholders. The Principal Stockholders contributed approximately 54.5% of the outstanding Spectrum Brands common stock to the Company and, in exchange for such contribution, the Company issued to the Principal Stockholders 119,910 shares of its common stock. Subsequent to the Spectrum Brands Acquisition, the Principal Stockholders own approximately 93.3% of the Company’s outstanding common stock (not giving effect to the conversion of the Preferred Stock) and the Principal Stockholders directly own approximately 12.8% of the outstanding Spectrum Brands common stock. Spectrum Brands is a diversified global branded consumer products company which, as of September 30, 2010, represents the Company’s sole business segment.
Spectrum Brands was formed in connection with the combination (the “SB/RH Merger”) of Spectrum Brands, Inc. (“SBI”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company. The SB/RH Merger was consummated on June 16, 2010. As a result of the SB/RH Merger, both SBI and Russell Hobbs are wholly-owned subsidiaries of Spectrum Brands and Russell Hobbs is a wholly-owned subsidiary of SBI. Spectrum Brands issued an approximately 65% controlling financial interest to the Principal Stockholders and an approximately 35% noncontrolling financial interest to other stockholders (other than the Principal Stockholders) in the SB/RH Merger. Prior to the SB/RH Merger, the Principal Stockholders owned approximately 40% and 100% of the outstanding common stock of SBI and Russell Hobbs, respectively. Spectrum Brands trades on the New York Stock Exchange (“NYSE”) under the symbol “SPB.”
Immediately prior to the Spectrum Brands Acquisition, the Principal Stockholders held a controlling financial interest in both HGI and Spectrum Brands. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under Accounting Standards Codification (“ASC”) Topic 805: “Business Combinations” (“ASC 805”) and is accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control are recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the parent, if these amounts differ). Although HGI was the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented Spectrum Brands was an operating business and HGI was not. Therefore, Spectrum Brands has been reflected as the predecessor and receiving entity in the Company’s financial statements to provide a more meaningful presentation of the transaction to the Company’s stockholders. Accordingly, the accompanying consolidated financial statements have been retrospectively adjusted to reflect as the Company’s historical financial statements, those of SBI prior to June 16, 2010 and the combination of Spectrum Brands and HGI thereafter. HGI’s assets and liabilities have been recorded at the Principal Stockholders’ basis as of June 16, 2010, the date that common control was first established. As SBI was the accounting acquirer in the SB/RH Merger, the financial statements of SBI are included as the Company’s predecessor entity for periods preceding the June 16, 2010 date of the SB/RH Merger.
In connection with the Spectrum Brands Acquisition, the Company changed its fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands. References herein to Fiscal 2010, Fiscal 2009 and Fiscal 2008 refer to the fiscal years ended September 30, 2010, 2009 and 2008, respectively.
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
On February 3, 2009, SBI, at the time a Wisconsin corporation, and each of its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code and, as of a convenience date of August 30, 2009, adopted fresh-start reporting, all as discussed further in Note 2. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, SBI converted from a Wisconsin corporation to a Delaware corporation. The term “Predecessor” refers only to SBI prior to the Effective Date and the term “Successor” refers to the Company for the periods subsequent to the Effective Date.
(2) Voluntary Reorganization Under Chapter 11
On February 3, 2009, the Predecessor announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of SBI’s then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Predecessor’s outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”).
The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”). On the Effective Date, the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of the Predecessor’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. SBI filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, SBI issued a total of 27,030 shares of common stock and $218,076 of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to the Predecessor’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). (See also Note 7 for a more complete discussion of the 12% Notes.) Also on the Effective Date, SBI issued a total of 2,970 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.
Accounting for Reorganization
Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor. In accordance with ASC Topic 852: “Reorganizations” (“ASC 852”), SBI determined that all conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of the proximity of that date to SBI’s August accounting period close, which was August 30, 2009, SBI elected to adopt a convenience date of August 30, 2009, (the “Fresh-Start Adoption Date”) for recording fresh-start reporting. SBI analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the Fresh-Start Adoption Date, and concluded that such transactions represented less than one-percent of the total net sales during Fiscal 2009. As a result, SBI determined that August 30, 2009 would be an appropriate Fresh-Start Adoption Date to coincide with SBI’s normal financial period close for the month of August 2009. As a result, the fair value of the Predecessor’s assets and liabilities became the new basis for the Successor’s Consolidated Balance Sheet as of the Fresh-Start Adoption Date, and all operations beginning August 31, 2009 are related to the Successor. Financial information of SBI’s financial statements prepared for the Predecessor will not be comparable to financial information for the Successor.
Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), SBI’s financial statements are prepared in accordance with ASC 852. ASC 852 does not change the application of GAAP in the preparation of SBI’s consolidated financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 SBI has done the following:
•	On the four column Consolidated Balance Sheet as of August 30, 2009, which is included in this Note 2, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the accompanying Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business by separately disclosing “Reorganization items (expense) income, net,” consisting of the following: (i) Fresh-start reporting adjustments; (ii) Gain on cancelation of debt; and (iii) Administrative related reorganization items; and

•	Ceased accruing interest on the Predecessor’s then outstanding senior subordinated notes.

Liabilities Subject to Compromise
Liabilities subject to compromise refer to known liabilities incurred prior to the Bankruptcy Filing by those entities that filed for Chapter 11 bankruptcy. These liabilities are considered by the Bankruptcy Court to be pre-petition claims. However, liabilities subject to compromise exclude pre-petition claims for which SBI has received the Bankruptcy Court’s approval to pay, such as claims related to active employees and retirees and claims related to certain critical service vendors. Liabilities subject to compromise are subject to future adjustments that may result from negotiations, actions by the Bankruptcy Court and developments with respect to disputed claims or matters arising out of the proof of claims process whereby a creditor may prove that the amount of a claim differs from the amount that SBI has recorded.
Since the Petition Date, and in accordance with ASC 852, SBI ceased accruing interest on its senior subordinated notes; as such debt and interest would be an allowed claim by the Bankruptcy Court. The Predecessor’s contractual interest on the Senior Subordinated Notes in excess of reported interest was approximately $55,654 for the period from October 1, 2008 through August 30, 2009.
Liabilities subject to compromise as of August 30, 2009 for the Predecessor were as follows:

	August 30, 2009
Senior Subordinated Notes	$1,049,885
Accrued interest on Senior Subordinated Notes	40,497
Other accrued liabilities	15,580	(A)

Predecessor Balance	1,105,962
Effects of Plan	(1,105,962)

Successor Balance	$—

(A)	As discussed below in the four column Consolidated Balance Sheet as of August 30, 2009 “Effects of Plan Adjustments,” note (f), the $15,580 relates to rejected lease obligations that are to be paid by the Successor in subsequent periods.
Reorganization Items
In accordance with ASC 852, reorganization items are presented separately in the accompanying Consolidated Statements of Operations and represent expenses, income, gains and losses that SBI has identified as directly relating to the Bankruptcy Cases. “Reorganization items (expense) income, net” during Fiscal 2010 and during the period from August 31, 2009 through September 30, 2009 and the period from October 1, 2008 through August 30, 2009 are summarized as follows:

	Successor		Predecessor
		Period from	Period from
		August 31,	October 1,
	Year Ended	2009 through	2008 through
	September 30,	September 30,	August 30,
	2010	2009	2009
Legal and professional fees	$(3,536)	$(3,962)	$(74,624)
Deferred financing costs	—	—	(10,668)
Provision for rejected leases	(110)	—	(6,020)

Administrative related reorganization items	$(3,646)	$(3,962)	$(91,312)
Gain on cancellation of debt	—	—	146,555
Fresh-start reporting adjustments	—	—	1,087,566

Reorganization items (expense) income, net	$(3,646)	$(3,962)	$1,142,809

Fresh-Start Reporting
SBI, in accordance with ASC 852, adopted fresh-start reporting as of the close of business on August 30, 2009 since the reorganization value of the assets of the Predecessor immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity. The four-column Consolidated Balance Sheet as of August 30, 2009, included herein, applies effects of the Plan and fresh-start reporting to the carrying values and classifications of assets or liabilities that were necessary.
The four-column Consolidated Balance Sheet as of August 30, 2009 reflects the implementation of the Plan as if the Plan had been effective on August 30, 2009. Reorganization adjustments have been recorded within the Consolidated Balance Sheet as of August 30, 2009 to reflect effects of the Plan, including the discharge of liabilities subject to compromise and the adoption of fresh-start reporting in accordance with ASC 852. The Bankruptcy Court confirmed the Plan based upon a reorganization value of SBI between $2,200,000 and $2,400,000, which was estimated using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis; and (iii) a review and analysis of several recent transactions of companies in similar industries to SBI. These three valuation methods were equally weighted in determining the final range of reorganization value as confirmed by the Bankruptcy Court. Based upon the factors used in determining the range of reorganization value, SBI concluded that $2,275,000 should be used for fresh-start reporting purposes as it most closely approximated fair value.
The basis of the discounted cash flow analysis used in developing the reorganization value was based on SBI’s prepared projections which included a variety of estimates and assumptions. While SBI considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond SBI’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of SBI’s reorganization value. The assumptions used in the calculations for the discounted cash flow analysis included projected revenue, costs, and cash flows, for the fiscal years ending September 30, 2009, 2010, 2011, 2012 and 2013 and represented SBI’s best estimates at the time the analysis was prepared. SBI’s estimates implicit in the cash flow analysis included net sales growth of approximately 1.5% for the fiscal year ending September 30, 2010 and 4.0% per year for each of the fiscal years ending September 30, 2011, 2012 and 2013. In addition, selling, general and administrative expenses, excluding depreciation and amortization, were projected to grow at rates relative to net sales, however, certain expense categories for each of the fiscal years ending September 30, 2010, 2011, 2012 and 2013 were reduced for the projected impact of various cost reduction initiatives implemented by SBI during Fiscal 2009 which included lower trade spending, salary freezes, reduced marketing expenses, furloughs, suspension of SBI’s match to its 401(k) and reductions in salaries of certain members of management. The analysis also included anticipated levels of reinvestment in SBI’s operations through capital expenditures of approximately $25,000 per year. SBI did not include in its estimates the potential effects of litigation, either on SBI or the industry. The foregoing estimates and assumptions are inherently subject to uncertainties and contingencies beyond the control of SBI. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.
The publicly traded company analysis identified a group of comparable companies giving consideration to lines of business, business risk, scale and capitalization and leverage. This analysis involved the selection of the appropriate earnings before interest, taxes, depreciation and amortization (“EBITDA”) market multiples by line of business deemed to be the most relevant when analyzing the peer group. A range of valuation multiples was then identified and applied to SBI’s Fiscal 2009 and Fiscal 2010 projections by line of business to determine an estimate of reorganization values. The market multiple ranges used by line of business were as follows: (i) the global batteries & personal care line of business used a range of 7.0x-8.0x for Fiscal 2009 and 6.5x-7.5x for Fiscal 2010; (ii) the global pet supplies line of business used a range of 7.5x-8.5x for Fiscal 2009 and 7.0x-8.0x for Fiscal 2010; and (iii) the home and garden line of business used a range of 9.0x-10.0x for Fiscal 2009 and 8.0x-9.0x for Fiscal 2010. These multiples were based on estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.
The recent transactions of companies in similar industries analysis identified transactions of similar companies giving consideration to lines of business, business risk, scale and capitalization and leverage. The analysis considered the business, financial and market environment for which the transactions took place, circumstances surrounding the transaction including the financial position of the buyers and the perceived synergies and benefits that the buyers could obtain from the transaction. This analysis involved the determination of historical acquisition EBITDA multiples by examining public merger and acquisition transactions. A range of valuation multiples was then identified and applied to historical EBITDA by line of business to determine an estimate of reorganization values. The multiple ranges used by line of business were as follows: (i) the global batteries & personal care line of business line used a range of 6.5x-7.5x; (ii) the global pet supplies line of business used a range of 9.5x-10.5x; and (iii) the home and garden line of business used a range of 8.0x-9.0x. These multiples were based on Fiscal 2009 estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.
Fresh-start adjustments reflect the allocation of fair value to the Successor’s long-lived assets and the present value of liabilities to be paid as calculated by SBI.
In applying fresh-start reporting, SBI followed these principles:
•	The reorganization value of the entity was allocated to the entity’s assets in conformity with the procedures specified by Statement of Financial Accounting Standards (“SFAS”) No. 141: “Business Combinations” (“SFAS 141”). The reorganization value exceeded the sum of the amounts assigned to assets and liabilities. This excess was recorded as the Successor’s goodwill as of August 30, 2009.

•	Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined at appropriate risk adjusted interest rates.

•	Deferred taxes were reported in conformity with applicable income tax accounting standards, principally ASC Topic 740: “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”). Deferred

tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities.
•	Adjustment of all of the properties to fair value and eliminating all of the accumulated depreciation.

•	Adjustment of SBI’s pension plans projected benefit obligation by recognition of all previously unamortized actuarial gains and losses.
The following four-column Consolidated Balance Sheet table identifies the adjustments recorded to the Predecessor’s August 30, 2009 Consolidated Balance Sheet as a result of implementing the Plan and applying fresh-start reporting:

	Predecessor			Fresh-Start		Successor
	August 30, 2009	Effects of Plan		Valuation		August 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$86,710	$(25,551	)(a)	$—		$61,159
Receivables, net	305,251	—		—		305,251
Inventories, net	341,738	—		48,762	(m)	390,500
Prepaid expenses and other current assets	63,905	1,707	(h)	11,192	(m, n)	76,804

Total current assets	797,604	(23,844)		59,954		833,714
Properties, net	178,786	—		34,699	(m)	213,485
Goodwill	238,905	—		289,155	(o)	528,060
Intangibles, net	677,050	—		782,450	(o)	1,459,500
Deferred charges and other assets	60,525	8,949	(b)	(24,003	)(p)	45,471

Total assets	$1,952,870	$(14,895)		$1,142,255		$3,080,230

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$93,313	$(3,445	)(c)	$(4,329	)(m)	$85,539
Accounts payable	159,370	(204	)(d)	—		159,166
Accrued and other current liabilities	305,079	(50,448	)(e,f)	(3,503	)(m)	251,128

Total current liabilities	557,762	(54,097)		(7,832)		495,833
Long-term debt	1,329,047	271,806	(g)	(75,329	)(m)	1,525,524
Employee benefit obligations	41,385	—		18,712	(m)	60,097
Deferred income taxes	106,853	1,707	(h)	114,211	(n)	222,771
Other liabilities	45,982	—		4,927	(m)	50,909

Total liabilities	2,081,029	219,416		54,689		2,355,134
Liabilities subject to compromise	1,105,962	(1,105,962	)(i)	—		—
Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock — Old (Predecessor)	691	(691	)(j)	—		—
Common stock — New (Successor)	—	300	(j)	—		300
Additional paid-in capital	677,007	47,789	(j)	—		724,796
Accumulated deficit	(1,915,484)	747,362	(k)	1,168,122	(q)	—
Accumulated other comprehensive income	80,556	—		(80,556	)(q)	—

	(1,157,230)	794,760		1,087,566		725,096
Less treasury stock	(76,891)	76,891	(l)	—		—

Total stockholders’ (deficit) equity	(1,234,121)	871,651		1,087,566		725,096

Total liabilities and stockholders’ (deficit) equity	$1,952,870	$(14,895)		$1,142,255		$3,080,230

Effects of Plan Adjustments

(a)	The Plan’s impact resulted in a net decrease of $25,551 on cash and cash equivalents. The significant sources and uses of cash were as follows:

Sources:
Amounts borrowed under the exit facility	$65,000
Amounts borrowed under new supplemental loan agreement	45,000

Total Sources	$110,000

Uses:
Repayment of un-reimbursed letters of credit	$20,005
Repayment of supplemental loans	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Repayment of certain amounts under the term loan agreement, net of current portion	3,440
Payment of pre-petition foreign exchange contracts recorded in accounts payable	204
Payment of lender cure payments, terminated derivative contracts and other	48,066
Payment of debt issuance costs on exit facility	8,949
Payment of other accrued liabilities	6,447

Total Uses	$135,551

Net Cash Uses	$(25,551)

(b)	SBI incurred $8,949 of debt issuance costs under the exit facility. These debt issuance costs are classified as long-term assets and are amortized over the life of the exit facility.

(c)	The adjustment to current portion of long-term debt reflects the $20,005 payment of the Predecessor’s un-reimbursed letters of credit, the $45,000 repayment of the Predecessor’s supplemental loan, and the $3,440 payment of certain amounts under the term loan agreement. The adjustment to current maturities of long-term debt also reflects the $65,000 funding from the exit facility. The adjustment to the current portion of long-term debt are:

Repayment of unreimbursed letters of credit	$20,005
Repayment of supplemental loan	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Amounts borrowed under the exit facility	(65,000)

$3,445

(d)	Reflects payment of $204 related to pre-petition foreign exchange derivative contracts.

(e)	Reflects reduction of accrued interest of $59,581 consisting of term lender cure payments of $33,995, terminated interest rate swap derivative contract payments of $12,068 and other accrued interest of $2,003. Additionally, this adjustment includes $11,515 of accrued default interest as provided in the August 2009 amendment of the Senior Term Credit Facility, which was assumed by the Successor and included in the principal balance of the loans at emergence (see Note 7).

(f)	Reflects the payment of professional fees related to the reorganization in the amount of $6,447 offset by the reclassification of $15,580 related to rejected lease obligations previously recorded as liabilities subject to compromise (see note(i)). These rejected lease obligations were paid by the Successor in subsequent periods. As of September 30, 2009, SBI’s rejected lease obligation was reduced to $6,181.

(g)	The adjustment to long-term debt represents the issuance of the 12% Notes at a fair value of $218,731 (face value of $218,076) used, in part, to extinguish the Senior Subordinated Notes of the debtors that were recorded in liabilities subject to compromise (see note (i)), the issuance of the new supplemental loan in the amount of $45,000, offset by the payment of the non-current portion of the term loan in the amount of $3,440 (see note (a)). The excess of fair value over face value of the 12% Notes is recorded in long-term debt and will be accreted as a reduction to interest expense over the life of the note.

Issuance of the 12% Notes (fair value)	$218,731
Amounts borrowed under the new supplemental loan agreement	45,000
Accrued default interest	11,515
Repayment of certain amounts under the term loan agreement, net of current portion	(3,440)

$271,806

(h)	Gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility, for tax purposes, resulted in a $124,054 reduction in the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles. Due to SBI’s full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles, the tax effect of these items is offset by a corresponding adjustment to the valuation allowance of $124,054. Due to changes in the relative current versus non-current deferred tax asset balances and the corresponding allocation of the domestic valuation allowance, a net $1,707 deferred tax balance reclassification occurred between current and non-current as a result of the effects of the Plan.

(i)	The adjustment to liabilities subject to compromise relates to the extinguishment of the Senior Subordinated Notes balance of $1,049,885 and the accrued interest of $40,497 associated with the Senior Subordinated Notes. Additionally, rejected lease obligations of $15,580 were reclassified to other current liabilities (see note (f)).

(j)	Pursuant to the Plan, the debtor’s common stock was canceled and new common stock of the reorganized debtors was issued. The adjustments eliminated the Predecessor’s common stock and additional paid-in capital of $691 and $677,007, respectively, and recorded the Successor’s common stock and additional paid-in capital of $300 and $724,796, respectively, which represents the fair value of the newly issued common stock. The fair value of the newly issued common stock was not separately valued. A fair value of $725,096 was determined by subtracting the fair value of net debt (total debt less cash and cash equivalents), or $1,549,904 from the enterprise value of $2,275,000. SBI issued 30,000 shares at emergence, consisting of 27,030 shares to holders of the Senior Subordinated Notes allowed note holder claims and 2,970 shares in accordance with the terms of the Debtors’ debtor-in-possession credit facility.

Such share amounts and corresponding par values have been multiplied by the 1:1 share exchange ratio in the SB/RH Merger and the 4.32 share exchange ratio in the Spectrum Brands Acquisition for purposes of presentation of HGI equivalent shares in the accompanying Consolidated Statements of Changes in Equity (Deficit) and Comprehensive Income (Loss).

(k)	As a result of the Plan, the adjustment to accumulated (deficit) equity recorded the elimination of the Predecessor’s common stock, additional paid in capital and treasury stock in the amount of $600,807 and recorded the pre-tax gain on the cancellation of debt in the amount of $146,555. The elimination of the Predecessor’s common stock, additional paid in capital and treasury stock was calculated as follows:

Elimination of Predecessor’s common stock (see note (j))	$691
Elimination of Predecessor’s additional paid in capital (see note (j))	677,007
Elimination of Predecessor’s treasury stock (see note (l))	(76,891)

Elimination of Predecessor’s common stock	$600,807

     The pre-tax gain on the cancellation of debt was calculated as follows:

Extinguishment of Predecessor’s senior subordinated notes	$1,049,885
Extinguishment of Predecessor’s accrued interest on senior subordinated notes	40,497
Issuance of Spectrum Brands 12% Notes (fair value)	(218,731)
Issuance of Spectrum Brands common stock	(725,096)

Pre-tax gain on the cancellation of debt	$146,555

(l)	Pursuant to the Plan, the adjustment eliminates treasury stock of $76,891 of the Predecessor.
Fresh-Start Valuation Adjustments
(m)	Reflects the adjustment of assets and liabilities to estimated fair value, or other measurement specified by SFAS 141, in conjunction with the adoption of fresh-start reporting. Significant adjustments are summarized as followed:
•	Inventories, net — An adjustment of $48,762 was recorded to adjust inventories to fair value. Raw materials were valued at current replacement cost; work-in-process was valued at estimated selling prices of finished goods less the sum of costs to complete, cost of disposal and a reasonable profit allowance for completing and selling effort based on profit for similar finished goods. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Properties, net — An adjustment of $34,699 was recorded to adjust the net book value of properties to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of SBI’s properties were based on a combination of the cost or market approach, depending on whether market data was available.

•	Current portion of long-term debt and Long-term debt — An adjustment of $79,658 ($4,329 to “Current portion of long-term debt” and $75,329 to “Long-term debt”) was recorded to adjust the book value of debt to fair value. This adjustment included a decrease of $84,001 which was based on quoted market prices of certain debt instruments as of the Effective Date, offset by an increase of $4,343 related to debt instruments not traded which was calculated giving consideration to the terms of the underlying agreements, using a risk adjusted interest rate of 12%.

•	Employee benefit obligations — An adjustment of $18,712 was recorded to measure the employee benefit obligations as of the Effective Date. This adjustment primarily reflects the difference between the expected return on plan assets as compared to the fair value of the plan assets as of the Effective Date and the change in the duration weighted discount rate associated with the payment of the benefit obligations from the prior measurement date and the Effective Date. The weighted average discount rate changed from 6.75% at September 30, 2008 to 5.75% at August 30, 2009.
(n)	Reflects the tax effects of the fresh-start adjustments at statutory tax rates applicable to such adjustments, net of adjustments to the valuation allowance.

(o)	Adjustment eliminated the balance of goodwill and other unamortized intangible assets of the Predecessor and records the Successor’s intangible assets, including reorganization value in excess of amounts allocated to identified tangible and intangible assets, also referred to as the Successor’s goodwill (see Note 6). The Successor’s August 30, 2009 Consolidated Balance Sheet reflects the allocation of the business enterprise value to assets and liabilities immediately following emergence as follows:

Business enterprise value	$2,275,000
Add: Fair value of non-interest bearing liabilities (non-debt liabilities)	744,071
Less: Fair value of tangible assets, excluding cash	(1,031,511)
Less: Fair value of identified intangible assets	(1,459,500)

Reorganization value of assets in excess of amounts allocated to identified tangible and intangible assets (Spectrum Brands goodwill)	$528,060

The following represent the methodologies and significant assumptions used in determining the fair value of intangible assets, other than goodwill.
Certain indefinite-lived intangible assets which include trade names, trademarks and technology, were valued using a relief from royalty methodology. Customer relationships were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of SBI’s management. A summary of the key inputs used in the valuation of these assets are as follows:
•	SBI valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. SBI assumed a customer retention rate of 95% which was supported by historical retention rates. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. The customer relationships were valued at $708,000 under this approach.

•	SBI valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset values were determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including consumer product industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the trademark and trade name and profit levels, among other considerations. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 1% to 5% of expected net sales related to the respective trade names and trademarks. SBI anticipates using the majority of the trade names and trademarks for an indefinite period. In estimating the fair value of the trademarks and trade names, nets sales were estimated to grow at a rate of (7)%-10% annually with a terminal year growth rate of 2%-6%. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. Trade name and trademarks were valued at $688,000 under this approach.

•	SBI valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies ranged from 7%-8% of expected net sales related to the respective technology. SBI anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 8 to 17 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 0%-14% annually. Income taxes were estimated at 35% and amounts were discounted using rates between 12%-13%. The technology assets were valued at $63,500 under this approach.
(p)	Reflects a fresh-start adjustment of $17,957 to eliminate the debt issuance costs related to assumed debt (the senior secured term credit facility). The remaining adjustment of $6,046 relates to the estimated fair value adjustments to other assets.

(q)	The Predecessor’s accumulated deficit and accumulated other comprehensive income is eliminated in conjunction with the adoption of fresh-start reporting. The Predecessor recognized a gain of $1,087,566 related to the fresh-start reporting adjustments as follows:

Gain on fresh-start
reporting
adjustments
Establishment of Successor’s goodwill	$528,060
Elimination of Predecessor’s goodwill	(238,905)
Establishment of Successor’s other intangible assets	1,459,500
Elimination of Predecessor’s other intangible assets	(677,050)
Debt fair value adjustments	79,658
Elimination of debt issuance costs	(17,957)
Properties fair value adjustment	34,699
Deferred tax adjustment	(104,881)
Inventories fair value adjustment	48,762
Employee benefit obligations fair value adjustment	(18,712)
Other fair value adjustments	(5,608)

$1,087,566

(3) Significant Accounting Policies and Practices
Consolidation and Fiscal Year End
The accompanying consolidated financial statements include the financial statements of HGI and its majority-owned subsidiaries, Spectrum Brands (including SBI as its accounting predecessor prior to the SB/RH Merger) and Zap.Com, and certain wholly-owned non-operating subsidiaries. All intercompany transactions have been eliminated in consolidation. The noncontrolling interest component of total equity represents the 45.5% share of Spectrum Brands and the 2% share of Zap.Com not owned by HGI. The Company’s fiscal year ends September 30 and its interim fiscal quarters end every thirteenth Sunday, except for its first fiscal quarter which may end on the fourteenth Sunday following September 30.
Segment Reporting
The Company follows the accounting guidance which establishes standards for reporting information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. The Company’s reportable business segments are organized in a manner that reflects how HGI’s management views those business activities subsequent to the Spectrum Brands Acquisition. Accordingly, for purposes of the retrospectively adjusted consolidated financial statement information of HGI presented herein, the Company operated in a single segment, consumer products.
Revenue Recognition
The Company recognizes revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectability is deemed reasonably assured. The Company is not obligated to allow for, and the Company’s general policy is not to accept, product returns associated with battery sales. The Company does accept returns in specific instances related to its shaving, grooming, personal care, home and garden, small appliances and pet products. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of “Net sales”.
The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are treated as a reduction of “Net sales”.
The Company also enters into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of “Net sales” or an increase of “Cost of goods sold,” based on the type of promotional program. The income statement presentation of the Company’s promotional arrangements complies with ASC Topic 605: “Revenue Recognition.” For all types of promotional arrangements and programs, the Company monitors its commitments and uses various measures, including past experience, to determine amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and are documented through written contracts, correspondence or other communications with the individual customers.
The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash, or “slotting” payments, to secure the right to distribute through such customers. The Company capitalizes slotting payments; provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in “Net sales” and a corresponding asset is reported in “Deferred charges and other assets” in the accompanying Consolidated Balance Sheets.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results in future periods could differ from these estimates.

The Company’s significant estimates which are susceptible to change in the near term relate to (1) valuation and impairment recognition for long-lived assets including properties, goodwill and intangibles, (2) revenue recognition, including estimates for returns, promotions and collectibility of receivables, (3) estimates of reserves for litigation and environmental reserves (4) recognition of deferred tax assets and related valuation allowances, (5) assumptions used in actuarial valuations for defined benefit plan, and (6) restructuring and related charges.
Cash Equivalents
The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.
Short-term Investments
A portion of the Company’s investments are held in U.S. Government instruments with maturities greater than three months and less than one year. As the Company has both the intent and the ability to hold these securities to maturity, they are considered held-to-maturity investments. Such investments are recorded at original cost plus accrued interest, which is included in “Prepaid expenses and other current assets”.
Concentrations of Credit Risk, Major Customers and Employees
Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.
The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 22% and 23% of the Company’s net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, and approximately 23% and 20% of net sales during the Predecessor’s period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. This major customer also represented approximately 15% and 14% of the Company’s trade accounts receivable as of September 30, 2010 and September 30, 2009, respectively.
Approximately 44% and 48% of the Company’s net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, occurred outside of the United States and approximately 42% and 48% of the Predecessor’s net sales during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, occurred outside of the United States. These sales and related receivables are subject to varying degrees of credit, currency, and political and economic risk. The Company monitors these risks and makes appropriate provisions for collectability based on an assessment of the risks present.
Displays and Fixtures
Temporary displays are generally disposable cardboard displays shipped to customers to facilitate display of the Company’s products. Temporary displays are generally disposed of after a single use by the customer.
Permanent fixtures are permanent in nature, generally made from wire or other permanent racking, which are shipped to customers for display of the Company’s products. These permanent fixtures are restocked with the Company’s product multiple times over the fixture’s useful life.
The costs of both temporary and permanent displays are capitalized as a prepaid asset and are included in “Prepaid expenses and other current assets” in the accompanying Consolidated Balance Sheets. The costs of temporary displays are expensed in the period in which they are shipped to customers and the costs of permanent fixtures are amortized over an estimated useful life of one to two years once they are shipped to customers and are reflected in “Deferred charges and other assets” in the accompanying Consolidated Balance Sheets.
Inventories
The Company’s inventories are valued at the lower of cost or market. Cost of inventories is determined using the first-in, first-out (FIFO) method.
Properties
Properties are recorded at cost or at fair value if acquired in a purchase business combination. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Building and improvements depreciable lives are 20-40 years and machinery, equipment and other depreciable lives are 2-15 years.
Properties held under capitalized leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
Goodwill and Intangibles
Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. In connection with fresh-start reporting, intangible assets were recorded at their estimated fair value on August 30, 2009. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangible assets (certain trade name intangibles) are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level. If impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Indefinite-lived trade name intangibles are tested for impairment at least annually by comparing the fair value, determined using a relief from royalty methodology, with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. ASC Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, goodwill and trade name intangibles were tested for impairment as of the Company’s August financial period end, the annual testing date for the Company, as well as certain interim periods where an event or circumstance occurred that indicated an impairment loss may have been incurred (see Note 6).
Debt Issuance Costs and Original Issue Discount
Debt issuance costs, which are capitalized within “Deferred charges and other assets,” and original issue discount on debt are amortized to interest expense using the effective interest method over the terms of the related debt agreements.
Accounts Payable
Included in accounts payable are bank overdrafts, net of deposits on hand, on disbursement accounts that are replenished when checks are presented for payment.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.
The Company also applies the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “Income tax expense (benefit).”
Foreign Currency Translation
Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of “Accumulated other comprehensive (loss) income” (“AOCI”). Also included in AOCI are the effects of exchange rate changes on intercompany balances of a long-term nature.
As of September 30, 2010 and September 30, 2009, foreign currency translation adjustment balances of $10,078 (net of noncontrolling interest of $8,414) and $5,896, respectively, were reflected in the accompanying Consolidated Balance Sheets in AOCI.
The Company’s exchange losses (gains) on foreign currency transactions aggregating $13,336 and $(726) for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, and $4,440 and $3,466 for the Predecessor period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, are included in “Other expense (income), net,” in the accompanying Consolidated Statements of Operations.
Shipping and Handling Costs
The Company incurred shipping and handling costs of $161,148 and $12,866 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor incurred shipping and handling costs of $135,511 and $183,676 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively.

Shipping and handling costs, which are included in “Selling” expenses in the accompanying Consolidated Statements of Operations, include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities.
Advertising Costs
The Company incurred advertising costs of $37,520 and $3,166 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor incurred expenses for advertising of $25,813 and $46,417 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. Such advertising costs are included in “Selling” expenses in the accompanying Consolidated Statements of Operations.
Research and Development Costs
Research and development costs are charged to expense in the period they are incurred.
Net (Loss) Income Per Common Share
“Net (loss) income per common share — basic” is computed by dividing “Net (loss) income attributable to controlling interest” by the weighted-average number of common shares outstanding for the period. “Net (loss) income per common share — diluted” in each of the periods presented was the same as “Net (loss) income per common share — basic” since the effect of all potentially dilutive securities would be anti-dilutive for periods with loss from continuing operations and there were no dilutive securities during the period with income from continuing operations.
The number of common shares outstanding used in calculating the weighted average thereof for the Successor reflects: (i) for periods prior to the June 16, 2010 date of the SB/RH Merger, the number of SBI common shares outstanding multiplied by the 1:1 Spectrum Brands share exchange ratio used in the SB/RH Merger and the 4.32 HGI share exchange ratio used in the Spectrum Brands Acquisition and (ii) for the period from June 16, 2010 to September 30, 2010, the number of HGI common shares outstanding plus the 119,910 HGI common shares subsequently issued in connection with the Spectrum Brands Acquisition.
As discussed in Note 2, Voluntary Reorganization under Chapter 11, the Predecessor common stock was cancelled as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. Spectrum Brands common stock began trading on September 2, 2009. As such, the income (loss) per share information for the Predecessor cannot be retrospectively adjusted and is not meaningful to stockholders of HGI’s common shares, or to potential investors in such common shares.
Fair Value of Financial Instruments
The carrying amounts and estimated fair values of the Company’s consolidated financial instruments for which the disclosure of fair values is required were as follows (asset/(liability)):

	September 30, 2010		September 30, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Cash and cash equivalents	$256,831	$256,833	$97,800	$97,800
Short-term investments (including related interest receivable of $68 and $0)	54,033	54,005	—	—
Total debt	(1,743,767)	(1,868,754)	(1,583,535)	(1,592,987)
Derivatives:
Interest rate swap agreements	(6,627)	(6,627)	—	—
Commodity swap and option agreements	3,914	3,914	3,415	3,415
Foreign exchange forward agreements	(38,111)	(38,111)	(797)	(797)
The carrying amounts of receivables and accounts payable approximate fair value and, accordingly, they are not presented in the table above.
The fair values of cash equivalents and short-term investments, which consist principally of U.S. Treasury instruments classified as held-to-maturity, and the fair values of long-term debt set forth above are generally based on quoted or observed market prices.
The Company’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities (Level 2).

Goodwill, intangible assets and other long-lived assets are also tested annually or if a triggering event occurs that indicates an impairment loss may have been incurred using fair value measurements with unobservable inputs (Level 3). The Company did not record any impairment charges related to goodwill, intangible assets or other long-lived assets during Fiscal 2010.
See Note 10 with respect to fair value measurements of the Company’s pension plan assets.
Environmental Expenditures
Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale.
Comprehensive Income (Loss)
Comprehensive income (loss) includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as a hedge of net foreign investments, derivative financial instruments designated as cash flow hedges and actuarial adjustments to pension plans. Except for the currency translation impact of the Successor’s intercompany debt of a long-term nature, the Successor’s does not provide income taxes on currency translation adjustments, as earnings from international subsidiaries are considered to be permanently reinvested.
Amounts recorded in AOCI on the accompanying Consolidated Statement of Changes in Equity (Deficit) and Comprehensive Income (Loss) are net of the following tax (benefit) expense amounts:

	Pension	Cash	Translation
	Adjustment	Flow Hedges	Adjustment	Total
2010 (Successor)	$(6,141)	$(2,659)	$(1,566)	$(10,366)
2009 (Successor)	247	16	319	582
2009 (Predecessor)	(497)	5,286	(40)	4,749
2008 (Predecessor)	(1,139)	(4,765)	(318)	(6,222)
Stock Compensation
The Company recognized consolidated stock compensation expense of $16,710, or $5,941 net of taxes and noncontrolling interest, for Fiscal 2010. The Company did not recognize any stock compensation expense for the period of August 31, 2009 through September 30, 2009. The Predecessor Company recognized $2,636, or $1,642 net of taxes, and $5,098, or $3,141 net of taxes, of stock compensation expense for the predecessor period ended August 30, 2009 and Fiscal 2008, respectively. The amounts before taxes and noncontrolling interest are included in “General and administrative” expenses and “Restructuring and related charges” in the accompanying Consolidated Statements of Operations, of which $2,141 and $433 was included in “Restructuring and related charges” during Fiscal 2010 and Fiscal 2008, respectively, primarily related to the accelerated vesting of certain awards related to terminated employees.
HGI
On December 5, 1996, the HGI’s stockholders approved a long-term incentive plan (the “1996 HGI Plan”). The 1996 Plan provides for the granting of restricted stock, stock appreciation rights, stock options and other types of awards to key employees of the Company. Under the 1996 HGI Plan, options may be granted at prices equivalent to the market value of the common stock on the date of grant. Options become exercisable in one or more installments on such dates as the Company may determine. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. All options granted vest ratably over three years beginning on the first anniversary of the date of grant. The 1996 HGI Plan, as amended, provides for the issuance of options to purchase up to 8,000 shares of common stock. At September 30, 2010, stock options covering a total of 1,647 shares had been exercised and a total of 5,852 shares of common stock are available for future stock options or other awards under the 1996 HGI Plan. As of September 30, 2010, there were options for the purchase of up to 501 shares of common stock outstanding, with a weighted average exercise price of $5.66, under the 1996 HGI Plan. No restricted stock, stock appreciation rights or other types of awards have been granted under the 1996 HGI Plan.
In May 2002, the Company’s stockholders approved specific stock option grants of 8,000 options to each of the six non-employee directors of the Company. These grants had been approved by the board of directors and awarded by the Company in March 2002, subject to stockholder approval. These grants are non-qualified options with a ten year life and became exercisable in cumulative one-third installments vesting annually beginning on the first anniversary of the date of grant. As of

September 30, 2010, there were options for the purchase of up to 8,000 shares outstanding under these grants with an exercise price of $3.33.
HGI recognized $34 of stock compensation expense for the period from June 16, 2010 through September 30, 2010. There were no HGI stock options granted or exercised between June 16, 2010 and September 30, 2010. There were 24 stock options that expired in July 2010 with an exercise price of $3.33.
During Fiscal 2010 and 2009, prior to the June 16, 2010 inclusion of HGI’s results herein, stock options for 10,000 and 125,000 shares were granted by HGI with grant date fair values of $2.35 and $2.63 per share, respectively. There were no stock options granted by HGI in Fiscal 2008. The following assumptions were used in the determination of these grant date fair values using the Black-Scholes option pricing model:

	2010	2009
Risk-free interest rate	2.6%	3.1%
Assumed dividend yield	—	—
Expected option term	6 years	6 years
Volatility	32.0%	32.6%
As of September 30, 2010, there was approximately $265 of total unrecognized compensation cost related to unvested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of 2.3 years.
Spectrum Brands
On the Effective Date all of the existing common stock of the Predecessor was extinguished and deemed cancelled. Spectrum Brands had no stock options, SARs, restricted stock or other stock-based awards outstanding as of September 30, 2009.
In September 2009, the Spectrum Brands’ board of directors (the “SB Board”) adopted the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). In conjunction with the SB/RH Merger the 2009 Plan was assumed by Spectrum Brands. As of September 30, 2010, up to 3,333 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2009 Plan.
In conjunction with SB/RH Merger, Spectrum Brands adopted the Spectrum Brands Holdings, Inc. 2007 Omnibus Equity Award Plan (formerly known as the Russell Hobbs Inc. 2007 Omnibus Equity Award Plan, as amended on June 24, 2008) (the “2007 RH Plan”). As of September 30, 2010, up to 600 shares of common stock, net of forfeitures and cancellations, could have been issued under the RH Plan.
On October 21, 2010, the SB Board adopted the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (“2011 Plan”), which was approved by Spectrum Brands’ stockholders on March 1, 2011. Upon such shareholder approval, no further awards could be granted under the 2009 Plan and the 2007 RH Plan became effective October 21, 2010. 4,626 shares of common stock of Spectrum Brands, net of cancellations, may be issued under the 2011 Plan.
Total stock compensation expense associated with restricted stock awards recognized by Spectrum Brands during Fiscal 2010 was $16,676 or $5,907, net of taxes and non-controlling interest. Spectrum Brands recorded no stock compensation expense during the period from August 31, 2009 through September 30, 2009. Total stock compensation expense associated with both stock options and restricted stock awards recognized by the Predecessor during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 was $2,636 and $5,098 or $1,642 and $3,141, net of taxes, respectively.
Spectrum Brands granted approximately 939 shares of restricted stock during Fiscal 2010. Of these grants, 271 restricted stock units were granted in conjunction with the SB/RH Merger and are time-based and vest over a one year period. The remaining 668 shares are restricted stock grants that are time based and vest as follows: (i) 18 shares vest over a one year period; (ii) 611 shares vest over a two year period; and (iii) 39 shares vest over a three year period. The total market value of the restricted shares on the date of the grant was approximately $23,299.
The Predecessor granted approximately 229 shares and 408 shares of restricted stock during Fiscal 2009 and Fiscal 2008, respectively. Of these grants, 42 shares and 158 shares, respectively, were time-based and would vest on a pro rata basis over a three year period and 187 shares and 250 shares, respectively, were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the SB Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $150 and $2,165 in Fiscal 2009 and Fiscal 2008, respectively. Upon the Effective Date, by operation of the Plan, the restricted stock granted by the Predecessor was extinguished and deemed cancelled.

The fair value of restricted stock is determined based on the market price of Spectrum Brands’ shares on the grant date. A summary of Spectrum Brands’ non-vested restricted stock as of September 30, 2010, and activity during the year then ended is as follows:

		Weighted Average
		Grant Date
Restricted Stock	Shares	Fair Value	Fair Value
Restricted stock at September 30, 2009	—	$—	$—
Granted	939	24.82	23,299
Vested	(244)	23.59	(5,763)

Restricted stock at September 30, 2010	695	$25.23	$17,536

Restructuring and Related Charges
Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of properties and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. The Company presents restructuring and related charges on a combined basis. (See also Note 14).
Acquisition and Integration Related Charges
Acquisition and integration related charges reflected in “Operating expenses” include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to an acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses. Such charges in Fiscal 2010 relate primarily to the SB/RH Merger and the Spectrum Brands Acquisition.
The following table summarizes acquisition and integration related charges incurred by the Company during Fiscal 2010:

2010
Banking, legal and accounting professional fees	$31,611
Employee termination charges	9,713
Integration costs	3,777

Total acquisition and integration related charges	$45,101

Reclassifications
Certain prior year amounts, previously reported by the accounting predecessor, have been reclassified to conform to the current year presentation. These reclassifications had no effect on the previously reported results of operations or accumulated deficit.
Recent Accounting Pronouncements Not Yet Adopted
Revenue Recognition—Multiple-Element Arrangements
In October 2009, the FASB issued new accounting guidance addressing the accounting for multiple-deliverable arrangements to enable entities to account for products or services (deliverables) separately rather than as a combined unit. The provisions establish the accounting and reporting guidance for arrangements under which the entity will perform multiple revenue-generating activities. Specifically, this guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The provisions are effective for the Company’s financial statements for the fiscal year that began October 1, 2010. The Company’s adoption of this guidance on October 1, 2010 did not impact its consolidated financial statements and related disclosures.

(4) Balance Sheet Detail
Receivables, net
Receivables consist of the following:

	September 30,
	2010	2009
Trade accounts receivable	$369,353	$275,494
Other receivables	41,445	24,968

	410,798	300,462
Less: Allowance for doubtful trade accounts receivable	4,351	1,011

	$406,447	$299,451

The following is an analysis of the allowance for doubtful trade accounts receivable:

	Balance at	Charged to			Balance at
	Beginning	Costs and		Other	End of
Period	of Period	Expenses	Deductions	Adjustments(A)	Period
Fiscal 2010	$1,011	$3,340	$—	$—	$4,351
Fiscal 2009 (Successor)	—	1,011	—	—	1,011
Fiscal 2009 (Predecessor)	18,102	1,763	(3,848)	(16,017)	—
Fiscal 2008	17,196	1,368	(462)	—	18,102

(A)	The “Other Adjustment” in the period from October 1, 2008 through August 30, 2009, represents the elimination of allowances for doubtful accounts receivable through fresh-start reporting as a result of the Spectrum Brands’ emergence from Chapter 11 of the Bankruptcy Code.
Inventories, net
Inventories consist of the following:

	September 30,
	2010	2009
Raw materials	$62,857	$64,314
Work in process	28,239	27,364
Finished goods	439,246	249,827

	$530,342	$341,505

Properties, net
Properties consist of the following:

	September 30,
	2010	2009
Land, buildings and improvements	$79,967	$75,997
Machinery, equipment and other	157,319	135,639
Construction in progress	24,037	6,231

Total Properties	261,323	217,867
Less accumulated depreciation	60,014	5,506

Total Properties, net	$201,309	$212,361

Accrued and Other Current Liabilities
Accrued and other current liabilities consist of the following:

	September 30,
	2010	2009
Wages and benefits	$94,422	$88,443
Income taxes payable	37,118	21,950
Restructuring and related charges	23,793	26,203
Accrued interest	31,652	8,678
Other	126,632	109,981

	$313,617	$255,255

(5) Derivative Financial Instruments
Derivative financial instruments are used by Spectrum Brands principally in the management of its interest rate, foreign currency and raw material price exposures. Spectrum Brands does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, Spectrum Brands formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. Spectrum Brands formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.
Effective December 29, 2008, Spectrum Brands adopted ASC Topic 815: “Derivatives and Hedging” (“ASC 815”). ASC 815 amends the disclosure requirements for derivative instruments and hedging activities. Under the revised guidance entities are required to provide enhanced disclosures for derivative and hedging activities.
The fair value of outstanding derivative contracts recorded in the accompanying Consolidated Balance Sheets were as follows:

		September 30,
Asset Derivatives	Classification	2010	2009
Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables	$2,371	$2,861
Commodity contracts	Deferred charges and other assets	1,543	554
Foreign exchange contracts	Receivables	20	295
Foreign exchange contracts	Deferred charges and other assets	55	—

Total asset derivatives designated as hedging instruments		3,989	3,710

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Receivables	—	75

Total asset derivatives		$3,989	$3,785

		September 30,
Liability Derivatives	Classification	2010	2009
Derivatives designated as hedging instruments under ASC 815:
Interest rate contracts	Accounts payable	$3,734	$—
Interest rate contracts	Accrued and other current liabilities	861	—
Interest rate contracts	Other liabilities	2,032	—
Foreign exchange contracts	Accounts payable	6,544	1,036
Foreign exchange contracts	Other liabilities	1,057	—

Total liability derivatives designated as hedging instruments		14,228	1,036

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	9,698	131
Foreign exchange contracts	Other liabilities	20,887	—

Total liability derivatives		$44,813	$1,167

Cash Flow Hedges
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statement of Operations for Fiscal 2010:

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
	Amount of			Income on	Income on
	Gain (Loss)	Location of	Amount of	Derivative	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	(Ineffective Portion	(Ineffective Portion
	AOCI on	Reclassified from	Reclassified from	and Amount	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	AOCI into Income	AOCI into Income	Excluded from	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Effectiveness Testing)	Effectiveness Testing)
Commodity contracts	$3,646	Cost of goods sold	$719	Cost of goods sold	$(1)
Interest rate contracts	(13,059)	Interest expense	(4,439)	Interest expense	(6,112	)(a)
Foreign exchange contracts	(752)	Net sales	(812)	Net sales	—
Foreign exchange contracts	(4,560)	Cost of goods sold	2,481	Cost of goods sold	—

Total	$(14,725)		$(2,051)		$(6,113)

(a)	Includes $(4,305) reclassified from AOCI associated with the refinancing of the senior credit facility (see Note 7).
The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statement of Operations for the period from August 31, 2009 through September 30, 2009:

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
	Amount of			Income on	Income on
	Gain (Loss)	Location of	Amount of	Derivative	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	(Ineffective Portion	(Ineffective Portion
	AOCI on	Reclassified from	Reclassified from	and Amount	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	AOCI into Income	AOCI into Income	Excluded from	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Effectiveness Testing)	Effectiveness Testing)
Commodity contracts	$530	Cost of goods sold	$—	Cost of goods sold	$—
Foreign exchange contracts	(127)	Net sales	—	Net sales	—
Foreign exchange contracts	(418)	Cost of goods sold	—	Cost of goods sold	—

Total	$(15)		$—		$—

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statement of Operations for the period from October 1, 2008 through August 30, 2009 (Predecessor):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
	Amount of			Income on	Income on
	Gain (Loss)	Location of	Amount of	Derivative	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	(Ineffective Portion	(Ineffective Portion
	AOCI on	Reclassified from	Reclassified from	and Amount	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	AOCI into Income	AOCI into Income	Excluded from	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Effectiveness Testing)	Effectiveness Testing)
Commodity contracts	$(4,512)	Cost of goods sold	$(11,288)	Cost of goods sold	$851
Interest rate contracts	(8,130)	Interest expense	(2,096)	Interest expense	(11,847	)(a)
Foreign exchange contracts	1,357	Net sales	544	Net sales	—
Foreign exchange contracts	9,251	Cost of goods sold	9,719	Cost of goods sold	—
Commodity contracts	(1,313)	Discontinued operations	(2,116)	Discontinued operations	(12,803)

Total	$(3,347)		$(5,237)		$(23,799)

(a)	Included in this amount is $(6,191), reflected in the Derivatives Not Designated as Hedging Instruments Under ASC 815 table below, as a result of the de-designation of a cash flow hedge as described below.

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statement of Operations for Fiscal 2008 (Predecessor):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
	Amount of			Income on	Income on
	Gain (Loss)	Location of	Amount of	Derivative	Derivatives
	Recognized in	Gain (Loss)	Gain (Loss)	(Ineffective Portion	(Ineffective Portion
	AOCI on	Reclassified from	Reclassified from	and Amount	and Amount
Derivatives in ASC 815 Cash Flow	Derivatives	AOCI into Income	AOCI into Income	Excluded from	Excluded from
Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Effectiveness Testing)	Effectiveness Testing)
Commodity contracts	$(15,949)	Cost of goods sold	$(10,521)	Cost of goods sold	$(433)
Interest rate contracts	(5,304)	Interest expense	772	Interest expense	—
Foreign exchange contracts	752	Net Sales	(1,729)	Net sales	—
Foreign exchange contracts	2,627	Cost of goods sold	(9,293)	Cost of goods sold	—
Commodity contracts	4,669	Discontinued operations	8,925	Discontinued operations	(177)

Total	$(13,205)		$(11,846)		$(610)

Fair Value Contracts
For derivative instruments that are used to economically hedge the fair value of Spectrum Brands’ third party and intercompany payments and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract.
During Fiscal 2010 Spectrum Brands recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)	Location of Gain or (Loss)
Derivatives Not Designated as	Recognized in	Recognized in
Hedging Instruments Under ASC 815	Income on Derivatives	Income on Derivatives
Commodity contracts	$153	Cost of goods sold
Foreign exchange contracts	(42,039)	Other expense (income) , net

Total	$(41,886)

During the period from August 31, 2009 through September 30, 2009 (Successor) and the period from October 1, 2008 through August 30, 2009 (Predecessor), the following respective gains (losses) on derivative contracts were recognized:

	Amount of Gain (Loss)
	Recognized in
	Income on Derivatives
	Successor	Predecessor
	Period from	Period from
	August 31, 2009	October 1, 2008
	through	through	Location of Gain or (Loss)
Derivatives Not Designated as	September 30,	August 30,	Recognized in
Hedging Instruments Under ASC 815	2009	2009	Income on Derivatives
Interest rate contracts(a)	$—	$(6,191)	Interest expense
Foreign exchange contracts	(1,469)	3,075	Other expense (income) , net

Total	$(1,469)	$(3,116)

(a)	Amount represents portion of certain future payments related to interest rate contracts that were de-designated as cash flow hedges during the pendency of the Bankruptcy Cases.

During Fiscal 2008 the Predecessor recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)	Location of Gain or (Loss)
Derivatives Not Designated as	Recognized in	Recognized in
Hedging Instruments Under ASC 815	Income on Derivatives	Income on Derivatives
Foreign exchange contracts	$(9,361)	Other expense (income), net

Total	$(9,361)

Additional Disclosures
Cash Flow Hedges
Spectrum Brands uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At September 30, 2010, Spectrum Brands had a portfolio of U.S. dollar-denominated interest rate swaps outstanding which effectively fixes the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). During Fiscal 2010, in connection with the refinancing of its senior credit facilities, Spectrum Brands terminated a portfolio of Euro-denominated interest rate swaps at a cash loss of $3,499 which was recognized as an adjustment to interest expense. The derivative net (loss) on the U.S. dollar swaps contracts recorded in AOCI by Spectrum Brands at September 30, 2010 was $(1,458), net of tax benefit of $1,640 and noncontrolling interest of $1,217. The derivative net gain (loss) on these contracts recorded in AOCI by Spectrum Brands at September 30, 2009 was $0. The derivative net (loss) on these contracts recorded in AOCI by the Predecessor at September 30, 2008 was $(3,604), net of tax benefit of $2,209. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by Spectrum Brands over the next 12 months is $(772), net of tax and noncontrolling interest.
In connection with the SB/RH Merger and the refinancing of Spectrum Brands’ existing senior credit facilities associated with the closing of the SB/RH Merger, Spectrum Brands assessed the prospective effectiveness of its interest rate cash flow hedges during fiscal 2010. As a result, during fiscal 2010, Spectrum Brands ceased hedge accounting and recorded a loss of ($1,451) as an adjustment to interest expense for the change in fair value of its U.S. dollar swaps from the date of de-designation until the U.S. dollar swaps were re-designated. Spectrum Brands also evaluated whether the amounts recorded in AOCI associated with the forecasted U.S. dollar swap transactions were probable of not occurring and determined that occurrence of the transactions was still reasonably possible. Upon the refinancing of the existing senior credit facility associated with the closing of the SB/RH Merger, Spectrum Brands re-designated the U.S. dollar swaps as cash flow hedges of certain scheduled interest rate payments on the new $750,000 U.S. Dollar Term Loan expiring June 16, 2016. At September 30, 2010, Spectrum Brands believes that all forecasted interest rate swap transactions designated as cash flow hedges are probable of occurring.
Spectrum Brands’ interest rate swap derivative financial instruments at September 30, 2010, September 30, 2009 and September 30, 2008 are summarized as follows:

	2010		2009	2008
	Notional	Remaining	Notional	Notional	Remaining
	Amount	Term	Amount	Amount	Term
Interest rate swaps-fixed	$300,000	1.28 years	$—	$267,029	0.07 years
Interest rate swaps-fixed	300,000	1.36 years	—	170,000	0.11 years
Interest rate swaps-fixed	—	—	—	225,000	1.52 years
Interest rate swaps-fixed	—	—	—	80,000	1.62 years
Spectrum Brands periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales of product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to “Net sales” or purchase price variance in “Cost of goods sold”.
At September 30, 2010 Spectrum Brands had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $299,993. At September 30, 2009 it had a series of foreign exchange derivative contracts outstanding through September 2010 with a contract value of $92,963. At September 30, 2008 the Predecessor had a series of such derivative contracts outstanding through September 2010 with a contract value of $144,776. The derivative net (loss) on these contracts recorded in AOCI by Spectrum Brands at September 30, 2010 was $(2,900), net of tax benefit of $2,204 and noncontrolling interest of $2,422. The derivative net (loss) on these contracts recorded in AOCI by it at September 30, 2009 was $(378), net of tax benefit of $167. The derivative net gain on these contracts recorded in AOCI by the Predecessor at September 30, 2008 was $3,591, net of tax expense of $1,482. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by Spectrum Brands over the next 12 months is $(2,505), net of tax and noncontrolling interest.
Spectrum Brands is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. Spectrum Brands hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At September 30, 2010 Spectrum Brands had a series of such swap contracts outstanding through September 2012 for 15 tons with a contract value of $28,897. At September 30, 2009 it had a series of such swap contracts outstanding through September 2011 for 8 tons with a contract value of $11,830. At September 30, 2008, the Predecessor had a series of such swap contracts outstanding through September 2010 for 13 tons with a contract value of $31,030. The derivative net gain on these contracts recorded in AOCI by Spectrum Brands at September 30, 2010 was $1,230, net of tax expense of $1,201 and noncontrolling interest of $1,026. The derivative net gain on these contracts recorded in AOCI by it at September 30, 2009 was $347, net of tax expense of $183. The derivative net (loss) on these contracts recorded in AOCI by the Predecessor at September 30, 2008 was $(5,396), net of tax benefit of $2,911. At September 30, 2010, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by Spectrum Brands over the next 12 months is $682, net of tax and noncontrolling interest.
Spectrum Brands was also exposed to fluctuating prices of raw materials, specifically urea and di-ammonium phosphates (“DAP”), used in its manufacturing process for certain products. During the period from October 1, 2008 through August 30, 2009 (Predecessor) $(2,116) of pretax derivative gains (losses) were recorded as an adjustment to “(Loss) income from discontinued operations, net of tax,” for swap or option contracts settled at maturity. During Fiscal 2008, $8,925 of pretax derivative gains were recorded as an adjustment to “(Loss) income from discontinued operations, net of tax,” by the Predecessor for swap or option contracts settled at maturity. The hedges are generally highly effective; however, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, $(12,803) and $(177), respectively, of pretax derivative gains (losses), were recorded as an adjustment to “(Loss) income from discontinued operations, net of tax,” by the Predecessor. The amount recorded during the period from October 1, 2008 through August 30, 2009 was due to the shutdown of the growing products line of business and a determination that the forecasted transactions were probable of not occurring. The Successor had no such swap contracts outstanding as of September 30, 2009 or 2010 and no related gain (loss) recorded in AOCI.
Fair Value Contracts
Spectrum Brands periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are economic hedges of a related liability or asset recorded in the accompanying Consolidated Balance Sheets. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At September 30, 2010 and September 30, 2009 Spectrum Brands had $333,562 and $37,478, respectively, of such foreign exchange derivative notional value contracts outstanding.
During the eleven month period ended August 30, 2009, as a result of the Bankruptcy Cases, the Predecessor determined that previously designated cash flow hedge relationships associated with interest rate swaps became ineffective as of its Petition Date. Further, its senior secured term credit agreement was amended in connection with the implementation of the Plan, and accordingly the underlying transactions did not occur as originally forecasted. As a result, the Predecessor reclassified approximately $(6,191), pretax, of (losses) from AOCI as an adjustment to “Interest expense” during the period from October 1, 2008 through August 30, 2009. The Predecessor’s related derivative contracts were terminated during the pendency of the Bankruptcy Cases and settled at a loss on the Effective Date.
Credit Risk
Spectrum Brands is exposed to the default risk of the counterparties with which Spectrum Brands transacts. Spectrum Brands monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives which are primarily concentrated with a foreign financial institution counterparty. Spectrum Brands considers these exposures when measuring its credit reserve on its derivative assets, which was $75 and $32, respectively, at September 30, 2010 and September 30, 2009. Additionally, Spectrum Brands does not require collateral or other security to support financial instruments subject to credit risk.

Spectrum Brands’ standard contracts do not contain credit risk related contingencies whereby Spectrum Brands would be required to post additional cash collateral as a result of a credit event. However, as a result of Spectrum Brands’ current credit profile, Spectrum Brands is typically required to post collateral in the normal course of business to offset its liability positions. At September 30, 2010 and September 30, 2009, Spectrum Brands had posted cash collateral of $2,363 and $1,943, respectively, related to such liability positions. In addition, at September 30, 2010 and September 30, 2009, Spectrum Brands had posted standby letters of credit of $4,000 and $0, respectively, related to such liability positions. The cash collateral is included in “Receivables, net” within the accompanying Consolidated Balance Sheets.
(6) Goodwill and Intangibles
A summary of changes in the carrying amounts of goodwill and intangible assets, which relate entirely to Spectrum Brands, is as follows:

		Intangible Assets
	Goodwill	Indefinite Lived	Amortizable	Total
Balance at September 30, 2008 (Predecessor )	$235,468	$561,605	$181,204	$742,809
Reclassification related to anticipated shutdown of a product line	—	(12,000)	12,000	—
Impairment charge	—	(34,391)	—	(34,391)
Additions	2,762	—	532	532
Disposals related to shutdown of a product line	—	—	(11,595)	(11,595)
Amortization during period	—	—	(19,099)	(19,099)
Effect of translation	675	(454)	(752)	(1,206)

Balance at August 30, 2009 (Predecessor )	238,905	514,760	162,290	677,050
Fresh-start adjustments	289,155	172,740	609,710	782,450

Balance at August 30, 2009 (Successor)	528,060	687,500	772,000	1,459,500
Adjustments for release of valuation allowance	(47,443)	—	—	—
Amortization during period	—	—	(3,513)	(3,513)
Effect of translation	2,731	2,736	3,222	5,958

Balance at September 30, 2009 (Successor)	483,348	690,236	771,709	1,461,945
Additions due to SB/RH Merger	120,079	170,930	192,397	363,327
Amortization during period	—	—	(45,920)	(45,920)
Effect of translation	(3,372)	(3,688)	(6,304)	(9,992)

Balance at September 30, 2010 (Successor)	$600,055	$857,478	$911,882	$1,769,360

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names, which relate to the valuation under fresh-start reporting and the SB/RH Merger, which are summarized as follows:

	September 30, 2010			September 30, 2009
		Accumulated			Accumulated		Amortizable
	Cost	Amortization	Net	Cost	Amortization	Net	Life
Technology assets	$67,097	$6,305	$60,792	$63,500	$515	$62,985	8-17 years
Customer relationships	741,016	35,865	705,151	711,222	2,988	708,234	15-20 years
Trade names	149,689	3,750	145,939	500	10	490	4-12 years

	$957,802	$45,920	$911,882	$775,222	$3,513	$771,709

Amortization expense related to intangibles subject to amortization is as follows:

	Successor		Predecessor
		Period from	Period from
		August 31,	October 1,
		2009 through	2008 through
		September 30,	August 30,
	2010	2009	2009	2008 (a)
Proprietary technology amortization	$6,305	$515	$3,448	$3,934
Customer list amortization	35,865	2,988	14,920	23,327
Trade names amortization	3,750	10	731	426

	$45,920	$3,513	$19,099	$27,687

(a)	Fiscal 2008 includes amortization expense related to the year ended September 30, 2007 (“Fiscal 2007”), as a result of a reclassification of a previously discontinued operation as a continuing operation during Fiscal 2008.
Spectrum Brands estimates annual amortization expense for the next five fiscal years will approximate $55,630 per year.
Impairment Charges
Goodwill and indefinite lived intangible assets are tested for impairment at least annually and more frequently if an event or circumstance indicates that an impairment loss may have been incurred between annual impairment tests. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, Spectrum Brands and its Predecessor conducted impairment testing of goodwill and indefinite-lived intangible assets. As a result of this testing, non-cash pretax impairment charges of $34,391 and $861,234 were recorded in the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. The $34,391 recorded during the period from October 1, 2008 through August 30, 2009 related to impaired trade name intangible assets. Of the Fiscal 2008 impairment, $601,934 of the charge related to impaired goodwill and $259,300 related to impaired trade name intangible assets.
Intangibles with Indefinite Lives
In accordance with ASC 350, Spectrum Brands conducts impairment testing on its goodwill. To determine fair value during Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company used the discounted estimated future cash flows methodology, third party valuations and negotiated sales prices. Assumptions critical to Spectrum Brands’ fair value estimates under the discounted estimated future cash flows methodology are: (i) the present value factors used in determining the fair value of the reporting units and trade names; (ii) projected average revenue growth rates used in the reporting unit; and (iii) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. Spectrum Brands also tested fair value for reasonableness by comparison to the total market capitalization of Spectrum Brands, which includes both its equity and debt securities. In addition, in accordance with ASC 350, as part of Spectrum Brands’ annual impairment testing, the Company tested its indefinite-lived trade name intangible assets for impairment by comparing the carrying amount of such trade names to their respective fair values. Fair value was determined using a relief from royalty methodology. Assumptions critical to the Company’s fair value estimates under the relief from royalty methodology were: (i) royalty rates; and (ii) projected average revenue growth rates.
In connection with Spectrum Brands’ annual goodwill impairment testing performed during Fiscal 2010, the first step of such testing indicated that the fair values of Spectrum Brands’ reporting units were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.
In connection with the Predecessor’s annual goodwill impairment testing performed during Fiscal 2009, which was completed on the Predecessor before applying fresh-start reporting, the first step of such testing indicated that the fair values of the Predecessor’s reporting units were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.
In connection with its annual goodwill impairment testing in Fiscal 2008, the Predecessor first compared the fair value of its reporting units with their carrying amounts, including goodwill. This first step indicated that the fair value of some of the Predecessor’s reporting units were less than the Predecessor’s carrying amount of those reporting units and, accordingly, further testing of goodwill was required to determine the impairment charge required by ASC 350. Accordingly, the Predecessor then compared the carrying amounts of those reporting units’ goodwill to the respective implied fair value of their goodwill. The carrying amounts exceeded their implied fair values and, therefore, during Fiscal 2008 the Predecessor recorded a non-cash pretax impairment charge of $320,612, which was equal to the excess of the carrying amounts over the implied fair values of such goodwill for those reporting units.
Furthermore, during Fiscal 2010 Spectrum Brands, in connection with its annual impairment testing, concluded that the fair values of its intangible assets exceeded their carrying values. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, in connection with its annual impairment testing, the Predecessor concluded that the fair values of certain trade name intangible assets were less than the carrying amounts of those assets. As a result, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Predecessor recorded non-cash pretax impairment charges of approximately $34,391 and $224,100, respectively, equal to the excess of the carrying amounts of the intangible assets over the fair values of such assets.
In accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”) and ASC 350, in addition to its annual impairment testing Spectrum Brands conducts goodwill and trade name intangible asset impairment testing if an event or circumstance (“triggering event”) occurs that indicates an impairment loss may have been incurred. Spectrum Brands’ management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired. Several triggering events occurred during Fiscal 2008 which required the Predecessor to test its indefinite-lived intangible assets for impairment between annual impairment test dates. On May 20, 2008, the Predecessor entered into a definitive agreement for the sale of a portion of its business, which was subsequently terminated. The Predecessor’s intent to dispose of a line of business constituted a triggering event for impairment testing. The Predecessor estimated the fair value of that business, and the resultant estimated impairment charge of goodwill, based on the negotiated sales price, which management deemed the best indication of fair value at that time. Accordingly, the Predecessor recorded a non-cash pretax charge of $154,916 to reduce the carrying value of goodwill to reflect the estimated fair value of the business during the third quarter of Fiscal 2008. Goodwill and trade name intangible assets of another line of business were tested during the third quarter of Fiscal 2008, as a result of lower forecasted profits from that business. This decrease in profitability was primarily due to significant cost increases in certain raw materials used in production of items manufactured in that business at that time as well as more conservative growth rates to reflect the current and expected future economic conditions for that business. The Predecessor first compared the fair value of the affected reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value was less than the Predecessor’s carrying amount of that reporting unit and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Predecessor then compared the carrying amount of that reporting unit’s goodwill against the implied fair value of such goodwill. The carrying amount of that reporting unit’s goodwill exceeded its implied fair value and, therefore, during Fiscal 2008 the Predecessor recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $110,213. In addition, during the third quarter of Fiscal 2008, the Predecessor concluded that the implied fair values of certain trade name intangible assets related to this product line were less than the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $22,000. Goodwill and trade name intangibles of this product line were tested during the first quarter of Fiscal 2008 in conjunction with the Predecessor’s reclassification of that business from an asset held for sale to an asset held and used. The Predecessor first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the business was in excess of its carrying amounts and, accordingly, no further testing of goodwill was required. In addition, during the first quarter of Fiscal 2008, the Predecessor concluded that the implied fair values of certain trade name intangible assets related to the product line were less than the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $12,400.
The above impairments of goodwill and trade name intangible assets was primarily attributed to lower current and forecasted profits, reflecting more conservative growth rates versus those assumed by the Predecessor at the time of acquisition, as well as due to a sustained decline in the total market capitalization of the Predecessor.
During the third quarter of Fiscal 2008, the Predecessor developed and initiated a plan to phase down, and ultimately curtail, manufacturing operations at its Ningbo, China battery manufacturing facility. The Predecessor completed the shutdown of Ningbo during the fourth quarter of Fiscal 2008. In connection with its strategy to exit operations in Ningbo, China, the Predecessor recorded a non-cash pretax charge of $16,193 to reduce the carrying value of goodwill related to the Ningbo, China battery manufacturing facility.
The recognition of the $34,391 and $861,234 non-cash impairment of goodwill and trade name intangible assets during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, has been recorded as a separate component of “Operating expenses” and has had a material negative effect on the Predecessor’s financial condition and results of operations during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008.
Intangibles with Definite or Estimable Useful Lives
The triggering events discussed above under ASC 350 also indicated a triggering event in accordance with ASC 360. Management conducted an analysis in accordance with ASC 360 of intangibles with definite or estimable useful lives in conjunction with the ASC 350 testing of intangibles with indefinite lives.
Spectrum Brands assesses the recoverability of intangible assets with definite or estimable useful lives in accordance with ASC 360 by determining whether the carrying value can be recovered through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized carrying value of intangible assets with finite useful lives will not be recovered, an adjustment is made to reduce the carrying value to an amount equal to projected future cash flows discounted at Spectrum Brands’ incremental borrowing rate. The cash flow projections used are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.
Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses, or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. Spectrum Brands’ initial impairment review to determine if an impairment test is required is based on an undiscounted cash flow analysis for asset groups at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines and future volume, revenue and expense growth rates, and discount rates.

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Predecessor recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to its growing products line of business in order to reflect the estimated fair value of this business. (See also Note 9, Discontinued Operations, for additional information regarding this impairment charge).
(7) Debt
Debt, which relates entirely to Spectrum Brands, consists of the following:

	September 30, 2010		September 30, 2009
	Amount	Rate	Amount	Rate
Term Loan, U.S. Dollar, expiring June 16, 2016	$750,000	8.1%	$—	—
9.5% Senior Secured Notes, due June 15, 2018	750,000	9.5%	—	—
Term Loan B, U.S. Dollar	—	—	973,125	8.1%
Term Loan, Euro	—	—	371,874	8.6%
12% Notes, due August 28, 2019	245,031	12.0%	218,076	12.0%
ABL Revolving Credit Facility, expiring June 16, 2014	—	4.1%	—	—
Old ABL revolving credit facility	—	—	33,225	6.6%
Supplemental Loan	—	—	45,000	17.7%
Other notes and obligations	13,605	10.8%	5,919	6.2%
Capitalized lease obligations	11,755	5.2%	12,924	4.9%

	1,770,391		1,660,143
Original issuance discounts on debt	(26,624)		—
Fair value adjustment as a result of fresh-start reporting valuation	—		(76,608)
Less current maturities	20,710		53,578

Long-term debt	$1,723,057		$1,529,957

Aggregate scheduled maturities of debt as of September 30, 2010 are as follows:

Fiscal Year	Scheduled Maturity
2011	$20,710
2012	35,254
2013	39,902
2014	39,907
2015	39,970
Thereafter	1,594,648

$1,770,391

Aggregate capitalized lease obligations included in the amounts above are payable in installments of $990 in 2011, $745 in 2012, $725 in 2013, $740 in 2014, $803 in 2015 and $7,752 thereafter.
In connection with the SB/RH Merger, on June 16, 2010, Spectrum Brands (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $750,000 U.S. Dollar Term Loan due June 16, 2016 (the “Term Loan”), (ii) issued $750,000 in aggregate principal amount of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300,000 U.S. Dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Senior Credit Agreement, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”). The proceeds from the Senior Secured Facilities were used to repay Spectrum Brands’ then-existing senior term credit facility (the “Prior Term Facility”) and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.
The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of Spectrum Brands, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. Spectrum Brands is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. Spectrum Brands is also not a borrower or guarantor under the Spectrum Brands’ Term Loan or the ABL Revolving Credit Facility. SBI is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. SBI and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.
Senior Term Credit Facility
The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.
The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on Spectrum Brands’ ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, Spectrum Brands and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.
The Term Loan was issued at a 2.00% discount and was recorded net of the $15,000 amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining term of the Senior Credit Agreement. During Fiscal 2010, Spectrum Brands recorded $25,968 of fees in connection with the Senior Credit Agreement. The fees are classified as “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the Senior Credit Agreement.
At September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $750,000.
At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391,459, consisting of principal amounts of $973,125 under the U.S. Dollar Term B Loan, €254,970 under the Euro Facility (USD $371,874 at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46,460.
9.5% Notes
At September 30, 2010, Spectrum Brands had outstanding principal of $750,000 under the 9.5% Notes maturing June 15, 2018.
Spectrum Brands may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands, as defined in such indenture.
The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.
The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10,245 amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, Spectrum Brands recorded $20,823 of fees in connection with the issuance of the 9.5% Notes. The fees are classified as “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the 9.5% Notes.

12% Notes
On August 28, 2009, in connection with emergence from the voluntary reorganization under and pursuant to the Plan, Spectrum Brands issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, Spectrum Brands may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, Spectrum Brands agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility Spectrum Brands is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 Spectrum Brands gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash. During Fiscal 2010 Spectrum Brands reclassified $26,955 of accrued interest from “Other liabilities” to principal in connection with the PIK provision of the 12% Notes.
Spectrum Brands may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands, as defined in such indenture.
At September 30, 2010 and September 30, 2009, Spectrum Brands had outstanding principal of $245,031 and $218,076, respectively, under the 12% Notes.
The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.
Spectrum Brands is subject to certain limitations as a result of Spectrum Brands’ Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. Spectrum Brands does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.
In connection with the SB/RH Merger, Spectrum Brands obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the SB/RH Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Principal Stockholders and increased Spectrum Brands’ ability to incur indebtedness up to $1,850,000.
During Fiscal 2010, Spectrum Brands recorded $2,966 of fees in connection with the consent. The fees are classified “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the 12% Notes effective with the closing of the SB/RH Merger.
ABL Revolving Credit Facility
The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.
The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of Spectrum Brands and its subsidiaries’, restructuring costs, and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at Spectrum Brands’ option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014. Pursuant to the credit and security agreement, the obligations under the ABL credit agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.
The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.
During Fiscal 2010 Spectrum Brands recorded $9,839 of fees in connection with the ABL Revolving Credit Facility. The fees are classified as “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the ABL Revolving Credit Facility.
As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, Spectrum Brands had aggregate borrowing availability of approximately $225,255, net of lender reserves of $28,972. At September 30, 2010, Spectrum Brands had outstanding letters of credit of $36,969 under the ABL Revolving Credit Facility. At September 30, 2009, Spectrum Brands had an aggregate amount outstanding under its then-existing asset based revolving loan facility of $84,225 which included a supplemental loan of $45,000 and $6,000 in outstanding letters of credit.
See Note 17 regarding subsequent amendments to the terms of the Term Loan, which was refinanced, and the ABL Revolving Credit Facility.
(8) Income Taxes
Income tax expense (benefit) was calculated based upon the following components of (loss) income from continuing operations before income tax:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Pretax (loss) income:
United States	$(238,179)	$(28,043)	$936,379	$(654,003)
Outside the United States	105,867	8,043	186,975	(260,815)

Total pretax (loss) income	$(132,312)	$(20,000)	$1,123,354	$(914,818)

The components of income tax expense (benefit) are as follows:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Current:
Foreign	$44,481	$3,111	$24,159	$20,964
State	2,913	282	(364)	2,089

Total current	47,394	3,393	23,795	23,053

Deferred:
Federal	22,119	49,790	(1,599)	27,109
Foreign	(6,514)	(1,266)	1,581	(63,064)
State	196	(724)	(1,166)	3,442

Total deferred	15,801	47,800	(1,184)	(32,513)

Income tax (benefit) expense	$63,195	$51,193	$22,611	$(9,460)

The following reconciles the U.S. Federal statutory income tax rate with the Company’s effective tax rate:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Statutory Federal income tax rate	35.0%	35.0%	35.0%	35.0%
Permanent items	(2.0)	5.9	1.0	(0.7)
Foreign statutory rate vs. U.S. statutory rate	7.6	3.6	(0.8)	(1.8)
State income taxes, net of Federal benefit	3.8	3.9	(0.6)	1.4
Residual tax on foreign earnings	(7.0)	(284.7)	—	(0.5)
Valuation allowance(a)	(70.1)	(7.4)	(4.6)	(23.5)
Reorganization items	(6.6)	—	—	—
Unrecognized tax benefits	(2.4)	(9.3)	—	(0.1)
Inflationary adjustments	(2.6)	(1.1)	—	—
Deferred tax correction of immaterial prior period error	(4.5)	—	—	—
Net nondeductible interest expense	—	—	—	0.2
ASC 350 impairment	—	—	—	(11.2)
Fresh-start reporting valuation adjustment(b)	—	—	(33.9)	—
Gain on settlement of liabilities subject to compromise	—	—	4.5	—
Professional fees incurred in connection with Bankruptcy Filing	—	—	1.4	—
Other	1.0	(1.9)	—	2.2

	(47.8)%	(256.0)%	2.0%	1.0%

(a)	Includes the adjustment to the valuation allowance resulting from the Plan.

(b)	Includes the adjustment to the valuation allowance resulting from fresh-start reporting.
The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets and deferred tax liabilities, are as follows:

	September 30,
	2010	2009
Current deferred tax assets:
Employee benefits	$21,770	$20,908
Restructuring	6,486	11,396
Inventories and receivables	13,484	9,657
Marketing and promotional accruals	5,783	5,458
Other	24,658	13,107
Valuation allowance	(30,248)	(16,413)

Total current deferred tax assets	41,933	44,113

Current deferred tax liabilities:
Inventory	(1,947)	(11,560)
Other	(3,885)	(4,416)

Total current deferred tax liabilities	(5,832)	(15,976)

Net current deferred tax assets (included in “Prepaid expenses and other current assets”)	$36,101	$28,137

Noncurrent deferred tax assets:
Employee benefits	$19,600	$3,564
Restructuring and purchase accounting	20,541	26,921
Marketing and promotional accruals	1,311	845
Net operating loss and credit carry forwards	518,762	291,642
Prepaid royalty	9,708	14,360
Property, plant and equipment	3,207	2,798
Unrealized losses	4,202	—
Other	15,007	17,585
Valuation allowance	(309,924)	(116,275)

Total noncurrent deferred tax assets	282,414	241,440

Noncurrent deferred tax liabilities:
Property, plant, and equipment	(13,862)	(19,552)
Unrealized gains	—	(15,275)
Intangibles	(544,478)	(430,815)
Other	(1,917)	(3,296)

Total noncurrent deferred tax liabilities	(560,257)	(468,938)

Net noncurrent deferred tax liabilities	$(277,843)	$(227,498)

Net current and noncurrent deferred tax liabilities	$(241,742)	$(199,361)

HGI
HGI Files U.S. Federal and state consolidated income tax returns (which do not include Spectrum Brands) and is subject to income tax examinations for years after 2006. As a result of HGI’s cumulative losses in recent years, its management determined that, as of September 30, 2010, a valuation allowance was required for all of its deferred tax assets other than an amount which are realizable upon settlement of its uncertain tax positions of $366 as of September 30, 2010. Consequently, HGI’s valuation allowance at September 30, 2010 totaled $9,236 principally due to its inability to recognize an income tax benefit on its pretax losses. HGI has approximately $14,300 of net operating loss (“NOL”) carryforwards which begin expiring in 2029.
Spectrum Brands
During Fiscal 2010, Spectrum Brands recorded residual U.S. and foreign taxes on approximately $26,600 of distributions of foreign earnings resulting in an increase in tax expense of approximately $9,312. These distributions were primarily non-cash deemed distributions under U.S. tax law. During the period from August 31, 2009 through September 30, 2009, the Successor recorded residual U.S. and foreign taxes on approximately $165,937 of actual and deemed distributions of foreign earnings resulting in an increase in tax expense of approximately $58,295. Spectrum Brands made these distributions, which were primarily non-cash, to reduce the U.S. tax loss for Fiscal 2009 as a result of Internal Revenue Code (“IRC”) Section 382 considerations. Remaining undistributed earnings of Spectrum Brands’ foreign operations amounting to approximately $302,447 and $156,270 at September 30, 2010 and September 30, 2009, respectively, are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings at September 30, 2010 and September 30, 2009. If at some future date, these earnings cease to be permanently invested, Spectrum Brands may be subject to U.S. income taxes and foreign withholding and other taxes on such amounts. If such earnings were not considered permanently reinvested, a deferred tax liability of approximately $109,189 would be required.
Spectrum Brands, as of September 30, 2010, has U.S. Federal and state net operating loss carryforwards of approximately $1,087,489 and $936,208, respectively. These net operating loss carryforwards expire through years ending in 2031. Spectrum Brands has foreign loss carryforwards of approximately $195,456 which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. Spectrum Brands is subject to an annual limitation on the use of its net operating losses that arose prior to its emergence from bankruptcy. Spectrum Brands has had multiple changes of ownership, as defined under IRC Section 382, that subject Spectrum Brands’ U.S. Federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of Spectrum Brands’ stock (as defined for tax purposes) on the date of the ownership change, its net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, Spectrum Brands projects that $296,160 of the total U.S. Federal and $462,837 of the state net operating loss carryforwards will expire unused. In addition, separate return year limitations apply to limit Spectrum Brands’ utilization of the acquired Russell Hobbs U.S. Federal and state net operating losses to future income of the Russell Hobbs subgroup. Spectrum Brands also projects that $37,542 of the total foreign loss carryforwards will expire unused. Spectrum Brands has provided a full valuation allowance against those deferred tax assets.
The Predecessor recognized income tax expense of approximately $124,054 related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. Spectrum Brands, has, in accordance with the IRC Section 108 reduced its net operating loss carryforwards for cancellation of debt income that arose from its emergence from Chapter 11 of the Bankruptcy Code, under IRC Section 382(1)(6).
A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of Spectrum Brands to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of September 30, 2010 and September 30, 2009, Spectrum Brands’ valuation allowance, established for the tax benefit that may not be realized, totaled approximately $330,936 and $132,688, respectively. As of September 30, 2010 and September 30, 2009, approximately $299,524 and $108,493, respectively related to U.S. net deferred tax assets, and approximately $31,412 and $24,195, respectively, related to foreign net deferred tax assets. The increase in the allowance during Fiscal 2010 totaled approximately $198,248, of which approximately $191,031 related to an increase in the valuation allowance against U.S. net deferred tax assets, and approximately $7,217 related to a decrease in the valuation allowance against foreign net deferred tax assets. In connection with the SB/RH Merger, Spectrum Brands established additional valuation allowance of approximately $103,790 related to acquired net deferred tax assets as part of purchase accounting. This amount is included in the $198,248 above.
Spectrum Brands files income tax returns in the U.S. Federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. Spectrum Brands’ major taxing jurisdictions are the U.S., United Kingdom and Germany. In the U.S., Federal tax filings for years prior to and including Spectrum Brands’ fiscal year ended September 30, 2006 are closed. However, the Federal net operating loss carryforwards from Spectrum Brands’ fiscal years ended September 30, 2006 and prior are subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforwards are utilized and those years are closed for audit. Spectrum Brands’ fiscal years ended September 30, 2007, 2008 and 2009 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.
In the U.S., Federal tax filings for years prior to and including Russell Hobbs’ fiscal year ended June 30, 2008, are closed. However, the Federal net operating loss carryforwards for Russell Hobbs’ fiscal year ended June 30, 2008 is subject to examination by the IRS until the year that such net operating losses are utilized and those years are closed for audit.
ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Predecessor, as a result of its testing, recorded non-cash pretax impairment charges of $34,391 and $861,234, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of $12,965 and $142,877 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, as a result of a significant portion of the impaired assets not being deductible for tax purposes in 2008.
During Fiscal 2010 Spectrum Brands recorded the correction of an immaterial prior period error in our consolidated financial statements related to deferred taxes in certain foreign jurisdictions. The Company believes the correction of this error to be both quantitatively and qualitatively immaterial to its annual results for Fiscal 2010 or to any of its prior year financial statements. The impact of the correction was an increase to income tax expense and a decrease to deferred tax assets of approximately $5,900.
Uncertain Tax Positions
The total amount of unrecognized tax benefits relating to uncertain tax positions on the Consolidated Balance Sheets at September 30, 2010 and September 30, 2009 are $13,174 and $7,765, respectively. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company as of September 30, 2009 and September 30, 2010 had approximately $3,021 and $5,860, respectively, of accrued interest and penalties related to uncertain tax positions. The impact related to interest and penalties on the Consolidated Statements of Operations for Fiscal 2008 and the period from October 1, 2008 through August 30, 2009 (Predecessor) and the period from August 31, 2009 through September 30, 2009 (Successor) was not material. The impact related to interest and penalties on the Consolidated Statement of Operations for Fiscal 2010 was a net increase to income tax expense of $1,527. In connection with the SB/RH Merger, Spectrum Brands recorded additional unrecognized tax benefits of approximately $3,299 as part of purchase accounting.
As of September 30, 2010, certain of Spectrum Brands’ Canadian, German, and Hong Kong legal entities are undergoing tax audits. Spectrum Brands cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next 12 months some portion of previously unrecognized tax benefits could be recognized.
The following table summarizes the changes to the amount of unrecognized tax benefits of the Predecessor for Fiscal 2008 and the period from October 1, 2008 through August 30, 2009 and the Successor for the period from August 31, 2009 through September 30, 2009 and Fiscal 2010:

Unrecognized tax benefits at October 1, 2007 (Predecessor)	$7,259
Gross increase — tax positions in prior period	(271)
Gross increase — tax positions in current period	501
Settlements	(734)

Unrecognized tax benefits at September 30, 2008 (Predecessor)	$6,755
Gross increase — tax positions in prior period	26
Gross decrease — tax positions in prior period	(11)
Gross increase — tax positions in current period	1,673
Lapse of statutes of limitations	(807)

Unrecognized tax benefits at August 30, 2009 (Predecessor)	$7,636
Gross decrease — tax positions in prior period	(15)
Gross increase — tax positions in current period	174
Lapse of statutes of limitations	(30)

Unrecognized tax benefits at September 30, 2009 (Successor)	$7,765
Russell Hobbs acquired unrecognized tax benefits	3,251
HGI unrecognized tax benefits as of June 16, 2010	732
Gross decrease — tax positions in prior period	(904)
Gross increase — tax positions in current period	3,390
Lapse of statutes of limitations	(1,060)

Unrecognized tax benefits at September 30, 2010 (Successor)	$13,174

(9) Discontinued Operations
On November 1, 2007, the Predecessor sold a Canadian division which operated under the name Nu-Gro. Cash proceeds received at closing, net of selling expenses, totaled $14,931 and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the accompanying Consolidated Statement of Cash Flows for Fiscal 2008. On February 5, 2008, the Predecessor finalized the contractual working capital adjustment in connection with this sale which increased proceeds received by the Predecessor by $500. As a result of the finalization of the contractual working capital adjustments the Predecessor recorded a loss on disposal of $1,087, net of tax benefit.
On November 11, 2008, the Predecessor’s board of directors approved the shutdown of its line of growing products, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shut down the growing products line was made only after the Predecessor was unable to successfully sell this business, in whole or in part. The shutdown of its line of growing products was completed during the second quarter of Fiscal 2009.
The presentation herein of the results of continuing operations excludes its line of growing products for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
	2010	September 30, 2009	August 30, 2009	2008
Net sales	$—	$—	$31,306	$261,439

(Loss) income from discontinued operations before income taxes	$(2,512)	$408	$(91,293)	$(27,124)
Income tax expense (benefit)	223	—	(4,491)	(2,182)

(Loss) income from discontinued operations, net of taxes	$(2,735)	$408	$(86,802)	$(24,942)

The presentation herein of the results of continuing operations has been changed to exclude the Canadian division of SBI sold for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2008:

Predecessor
2008
Net sales	$4,732

(Loss) from discontinued operations before income taxes	$(1,896)
Income tax (benefit)	(651)

(Loss) from discontinued operations (including loss on disposal of $1,087), net of tax	$(1,245)

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Predecessor recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to its line of growing products in order to reflect such intangible assets at their estimated fair value.
(10) Employee Benefit Plans
HGI
HGI has a noncontributory defined benefit pension plan (the “HGI Pension Plan”) covering certain former U.S. employees. During 2006, the Pension Plan was frozen which caused all existing participants to become fully vested in their benefits.

Additionally, HGI has an unfunded supplemental pension plan (the “Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of HGI. The amounts of such payments equal the difference between the amounts received under the HGI Pension Plan and the amounts that would otherwise be received if HGI Pension Plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by Federal law. Effective December 1994, the Supplemental Plan was frozen.
Spectrum Brands
Spectrum Brands has various defined benefit pension plans (the “Spectrum Brands Pension Plans”) covering some of its employees in the United States and certain employees in other countries, primarily the United Kingdom and Germany. The Spectrum Brands Pension Plans generally provide benefits of stated amounts for each year of service. Spectrum Brands funds its U.S. pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with Spectrum Brands’ funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.
Spectrum Brands also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. Spectrum Brands also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, Spectrum Brands has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by Spectrum Brands will fund these agreements. Under the remaining agreements, Spectrum Brands has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.
Spectrum Brands also provides postretirement life insurance and medical benefits to certain retirees under two separate contributory plans.
Consolidated
The recognition and disclosure provisions of ASC Topic 715: “Compensation-Retirement Benefits” (“ASC 715”) requires recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the consolidated balance sheet, and to recognize changes in that funded status in AOCI in the year in which the adoption occurs. The measurement date provisions of ASC 715 became effective during Fiscal 2009 and the Company now measures all of its defined benefit pension and postretirement plan assets and obligations as of September 30, which is the Company’s fiscal year end.
The following tables provide additional information on the Company’s pension and other postretirement benefit plans:

	Pension and Deferred
	Compensation Benefits		Other Benefits
	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation, beginning of year	$132,752	$112,444	$476	$402
Obligations assumed from Merger with Russell Hobbs	54,468	—	—	—
Obligations of HGI plans as of June 16, 2010	18,691
Service cost	2,479	2,279	9	6
Interest cost	8,515	7,130	26	26
Actuarial (gain) loss	26,474	17,457	25	51
Participant contributions	495	334	—	—
Benefits paid	(6,997)	(6,353)	(9)	(9)
Foreign currency exchange rate changes	(2,070)	(539)	—	—

Benefit obligation, end of year	$234,807	$132,752	$527	$476

Change in plan assets
Fair value of plan assets, beginning of year	$78,345	$70,412	$—	$—
Assets acquired from Merger with Russell Hobbs	38,458	—	—	—
Assets of HGI plans as of June 16, 2010	14,433
Actual return on plan assets	8,127	1,564	—	—
Employer contributions	6,264	9,749	9	9
Employee contributions	2,127	3,626	—	—
Benefits paid	(6,997)	(6,353)	(9)	(9)
Plan expenses paid	(237)	(222)	—	—
Foreign currency exchange rate changes	(448)	(431)	—	—

Fair value of plan assets, end of year	$140,072	$78,345	$—	$—

Accrued Benefit Cost / Funded Status	$(94,735)	$(54,407)	$(527)	$(476)

Weighted-average assumptions:
Discount rate	3.8%-13.6%	5.0%-11.8%	5.0%	5.5%
Expected return on plan assets	4.5%-8.8%	4.5%-8.0%	N/A	N/A
Rate of compensation increase	0%-5.5%	0%-4.6%	N/A	N/A
The net underfunded status as of September 30, 2010 and September 30, 2009 of $94,735 and $54,407, respectively, is recognized in the accompanying Consolidated Balance Sheets within “Employee benefit obligations”. Included in AOCI as of September 30, 2010 and September 30, 2009 are unrecognized net (losses) gains of $(10,481), net of tax of $5,894 and noncontrolling interest of $7,825, and $576, net of taxes of $(247), respectively, which have not yet been recognized as components of net periodic pension cost. The net loss in AOCI expected to be recognized during Fiscal 2011 is $(211), net of tax benefit and noncontrolling interest.
At September 30, 2010, the Company’s total pension and deferred compensation benefit obligation of $234,807 consisted of $81,956 associated with U.S. plans and $152,851 associated with international plans. The fair value of the Company’s assets of $140,072 consisted of $58,790 associated with U.S. plans and $81,282 associated with international plans. The weighted average discount rate used for the Company’s domestic plans was approximately 5% and approximately 4.8% for its international plans. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 7.5% and approximately 3.3% for its international plans.
At September 30, 2009, the Company’s total pension and deferred compensation benefit obligation of $132,752 consisted of $44,842 associated with U.S. plans and $87,910 associated with international plans. The fair value of the Company’s assets of $78,345 consisted of $33,191 associated with U.S. plans and $45,154 associated with international plans. The weighted average discount rate used for the Company’s domestic and international plans was approximately 5.5%. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 8.0% and approximately 5.4% for its international plans.

	Pension and Deferred Compensation Benefits				Other Benefits
	Successor		Predecessor		Successor		Predecessor
		Period from	Period from			Period from	Period from
		August 31, 2009	October 1, 2008			August 31, 2009	October 1, 2008
		through	through			through	through
		September 30,	August 30,			September 30,	August 30,
	2010	2009	2009	2008	2010	2009	2009	2008
Components of net periodic benefit cost;
Service cost	$2,479	$211	$2,068	$2,616	$9	$1	$8	$13
Interest cost	8,515	612	6,517	6,475	26	2	24	27
Expected return on assets	(6,063)	(417)	(4,253)	(4,589)	—	—	—	—
Amortization of prior service cost	535	—	202	371	—	—	—	—
Amortization of transition obligation	207	—	—	—	—	—	—	—
Curtailment loss	—	—	300	11	—	—	—	—
Recognized net actuarial loss (gain)	613	—	37	136	(58)	(5)	(53)	(61)

Net periodic cost (benefit)	$6,286	$406	$4,871	$5,020	$(23)	$(2)	$(21)	$(21)

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where such plans are established.
Below is a summary allocation of all pension plan assets along with expected long-term rates of return by asset category as of the measurement date.

	Weighted Average
	Allocation
	Target	Actual
Asset Category	2010	2010	2009
Equity securities	0-60%	46%	46%
Fixed income securities	0-40%	23%	16%
Other	0-100%	31%	38%

Total	100%	100%	100%

The weighted average expected long-term rate of return on total assets is 6.5%.
The Company has established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Specific asset class targets are based on the results of periodic asset liability studies. The investment policies permit variances from the targets within certain parameters. The weighted average expected long-term rate of return is based on a Fiscal 2010 review of such rates. The plan assets currently do not include holdings of common stock of HGI or its subsidiaries.
The Company’s fixed income securities portfolio is invested primarily in commingled funds and managed for overall return expectations rather than matching duration against plan liabilities; therefore, debt maturities are not significant to the plan performance.
The Company’s other portfolio consists of all pension assets, primarily insurance contracts, in the United Kingdom, Germany and the Netherlands.
The Company’s expected future pension benefit payments for Fiscal 2011 through its fiscal year 2020 are as follows:

2011	$8,441
2012	8,828
2013	9,153
2014	9,456
2015	9,794
2016 to 2020	57,843
The following table sets forth the fair value of the Company’s pension plan assets:

September 30, 2010(A)
U.S. Defined Benefit Plan Assets:
Common collective trust—equity	$36,723
Common collective trust—fixed income	22,067

Total U.S. Defined Benefit Plan Assets	$58,790

International Defined Benefit Plan Assets:
Common collective trust—equity	$28,090
Common collective trust—fixed income	9,725
Insurance contracts—general fund	40,347
Other	3,120

Total International Defined Benefit Plan Assets	$81,282

Total Defined Benefit Plan Assets	$140,072

(A)	The fair value measurements of the Company’s defined benefit plan assets are based on observable market price inputs (Level 2). Each collective trust’s valuation is based on its calculation of net asset value per share reflecting the fair value of its underlying investments. Since each of these collective trusts allows redemptions at net asset value per share at the measurement date, its valuation is categorized as a Level 2 fair value measurement. The fair value of insurance contracts and other investments are also based on observable market price inputs (Level 2).
Spectrum Brands sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Prior to April 1, 2009 Spectrum Brands contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. Spectrum Brands suspended all contributions to its U.S. subsidiaries’ defined contribution pension plans effective April 1, 2009 through December 31, 2009. Effective January 1, 2010 Spectrum Brands reinstated its annual contribution as described above. Spectrum Brands also sponsors defined contribution pension plans for employees of certain foreign subsidiaries and HGI sponsors a defined contribution plan for its corporate employees. Successor Company contributions charged to operations, including discretionary amounts, for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 were $3,471 and $44, respectively. Predecessor Company contributions charged to operations, including discretionary amounts, for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 were $2,623 and $5,083, respectively.
(11) Geographic Data
The Company’s geographic data disclosures are as follows:
Net sales to external customers

	Successor		Predecessor
			Period from
		August 31, 2009	October 1, 2008
		through	through
	2010	September 30, 2009	August 30, 2009	2008
United States	$1,444,779	$113,407	$1,166,920	$1,272,100
Outside the United States	1,122,232	106,481	843,728	1,154,471

Total net sales to external customers	$2,567,011	$219,888	$2,010,648	$2,426,571

Long-lived assets

	September 30,
	2010	2009
United States	$1,885,635	$1,410,459
Outside the United States	788,897	791,551

Long-lived assets at year end	$2,674,532	$2,202,010

Venezuela Hyperinflation
Spectrum Brands does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning in the second quarter of Fiscal 2010, the Spectrum Brands’ determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for the Spectrum Brands’ Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in Shareholders’ equity as a component of AOCI.
In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of Spectrum Brands’ imported products fall into the essential classification and qualify for the 2.6 rate; however, Spectrum Brands’ overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, Spectrum Brands remeasured the local statement of financial position of its Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. Based on actual exchange activity, Spectrum Brands determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, Spectrum Brands changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an ongoing immaterial impact related to measuring the Spectrum Brands’ Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.
The designation of the Spectrum Brands’ Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1,486 reduction to the Company’s operating income during Fiscal 2010. The Company also reported a foreign exchange loss in “Other expense (income), net”, of $10,102 during Fiscal 2010.
(12) Commitments and Contingencies
Lease Commitments
The Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

Fiscal Year	Future Minimum Rental Commitment
2011	$34,846
2012	33,005
2013	27,042
2014	19,489
2015	15,396
Thereafter	48,553

Total minimum lease payments	$178,331

All of the leases expire between October 2010 and January 2030. The Company’s total rent expense was $30,273 and $2,351 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor’s total rent expense was $22,132 and $37,068 for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively.
Legal and Environmental Matters
HGI
In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against HGI in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by HGI in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a worker’s compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $500, including approximately $200 relating to the workers compensation bond and approximately $300 relating to the reclamation bonds.
In 2005, HGI was notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement of approximately $200 in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of HGI. The claim was made under an indemnification provision provided by HGI to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised HGI that Weatherford anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. HGI has challenged any responsibility to indemnify Weatherford. HGI believes that it has meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and intends to vigorously defend against it.
In addition to the matters described above, HGI is involved in other litigation and claims incidental to its current and prior businesses. These include multiple complaints in Mississippi and Louisiana state courts and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by HGI’s offshore drilling and bulk-shipping affiliates.
Spectrum Brands
Spectrum Brands has provided approximately $9,648 for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. Spectrum Brands believes that any additional liability in excess of the amounts provided for will not have a material adverse effect on the financial condition, results of operations or cash flows of Spectrum Brands.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against Spectrum Brands, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Spectrum Brands is reviewing the claims but is unable to estimate any possible losses at this time.
In May 2010, Herengrucht Group, LLC (“Herengrucht”) filed an action in the U.S. District Court for the Southern District of California against Spectrum Brands claiming that Spectrum Brands had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Herengrucht dismissed its claims without prejudice in September 2010.
Applica Consumer Products, Inc., (“Applica”) a subsidiary of Spectrum Brands was a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated with the Principal Stockholders. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the Principal Stockholders. The original complaint was filed in conjunction with a motion preliminarily to enjoin the Principal Stockholders’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the Principal Stockholders in January 2007 (Applica is currently a subsidiary of Russell Hobbs), Spectrum Brands believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither Spectrum Brands, Applica, or any other subsidiary of Spectrum Brands was required to make any payments in connection with the settlement.
Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. Spectrum Brands believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses which Spectrum Brands is unable to estimate at this time. At this time, Spectrum Brands does not believe it has coverage under its insurance policies for the asbestos lawsuits.
Spectrum Brands is a defendant in various other matters of litigation generally arising out of the ordinary course of business.
Consolidated
The Company has aggregate reserves for its legal and environmental matters of approximately $9,948 at September 30, 2010, which reserves relate primarily to the matters described above. However, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves and related insurance coverage, the Company does not believe that the outcome of these legal and environmental matters will have a material effect on its financial position, results of operations or cash flows.
Guarantees
Throughout its history, the Company has entered into indemnifications in the ordinary course of business with customers, suppliers, service providers, business partners and, in certain instances, when it sold businesses. Additionally, the Company has indemnified its directors and officers who are, or were, serving at the request of the Company in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of past operations, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial statements. The Company has no reason to believe that future costs to settle claims related to its former operations will have a material impact on its financial position, results of operations or cash flows.
(13) Related Party Transactions
The Company has a management agreement with Harbinger Capital Partners LLC (“Harbinger Capital”), an affiliate of the Company and the Principal Stockholders, whereby Harbinger Capital may provide advisory and consulting services to the Company. The Company has agreed to reimburse Harbinger Capital for its out-of-pocket expenses and the cost of certain services performed by legal and accounting personnel of Harbinger Capital under the agreement. For Fiscal 2010, the Company did not incur any costs related to this agreement.

On September 10, 2010, the Company entered into the Exchange Agreement with the Harbinger Parties, whereby the Principal Stockholders agreed to contribute a majority interest in SB Holdings to the Company in the Spectrum Brands Acquisition in exchange for 4.32 shares of the Company’s common stock for each share of SB Holdings common stock contributed to the Company. The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of the Company’s common stock ($6.33) and SB Holdings common stock ($27.36) on the New York Stock Exchange (“NYSE”) for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day the Company received the Principal Stockholders’ proposal for the Spectrum Brands Acquisition.
On September 10, 2010, a special committee of the Company’s board of directors (the “Spectrum Special Committee”), consisting solely of directors who were determined by the Company’s board of directors to be independent under the NYSE rules, unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition, were advisable to, and in the best interests of, the Company and its stockholders (other than the Principal Stockholders), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that the Company’s board of directors approve the Exchange Agreement and the Company’s stockholders approve the issuance of the Company’s common stock pursuant to the Exchange Agreement. On September 10, 2010, the Company’s board of directors (based in part on the unanimous approval and recommendation of the Spectrum Special Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition were advisable to, and in the best interests of, the Company and its stockholders (other than the Principal Stockholders), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that the Company’s stockholders approve the issuance of its common stock pursuant to the Exchange Agreement.
On September 10, 2010, the Principal Stockholders, who held a majority of the Company’s outstanding common stock on that date, approved the issuance of the Company’s common stock pursuant to the Exchange Agreement by written consent in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.
On January 7, 2011, the Company completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement entered into on September 10, 2010 with the Principal Stockholders. See Notes 1 and 17 for additional information regarding the Spectrum Brands Acquisition.
The Master Fund had agreed to indemnify Russell Hobbs, Spectrum Brands and their subsidiaries for out-of-pocket costs and expenses above $3,000 in the aggregate that become payable after the consummation of the SB/RH Merger and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica Incorporated. There were no reimbursements made or due for Fiscal 2010. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither Spectrum Brands, Applica nor any other subsidiary of Spectrum Brands was required to make any payments in connection with the settlement.
Subsequent to September 30, 2010, the Company has been involved in additional related party transactions associated with acquisitions (see Note 17).
(14) Restructuring and Related Charges
The Company reports restructuring and related charges associated with manufacturing and related initiatives in “Cost of goods sold”. Restructuring and related charges reflected in “Cost of goods sold” include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.
The Company reports restructuring and related charges relating to administrative functions in “Operating expenses,” such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in “Operating expenses” include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor’s capital structure incurred prior to the Bankruptcy Filing.
In 2009, Spectrum Brands implemented a series of initiatives to reduce operating costs as well as evaluate Spectrum Brands’ opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives included headcount reductions and the exit of certain facilities in the U.S. These initiatives also included consultation, legal and accounting fees related to the evaluation of Spectrum Brands’ capital structure. In 2008, Spectrum Brands implemented an initiative within certain of its operations in China to reduce operating costs and rationalize Spectrum Brands’ manufacturing structure. These initiatives included the plan to exit Spectrum Brands’ Ningbo, China battery manufacturing facility (the “Ningbo Exit Plan”). In 2007, Spectrum Brands implemented an initiative in Latin America to reduce operating costs (the “Latin American Initiatives”). These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing, and support functions. In 2007, Spectrum Brands began managing its business in three vertically integrated, product-focused lines of business (the “Global Realignment Initiatives”). In connection with these changes, Spectrum Brands undertook a number of cost reduction initiatives, primarily headcount reduction. In 2006, Spectrum Brands implemented a series of initiatives within certain of its European operations to reduce operating costs and rationalize Spectrum Brands’ manufacturing structure (the “European Initiatives”). In connection with the acquisitions of United Industries Corporation and Tetra Holding GmbH in 2005, Spectrum Brands implemented a series of initiatives to optimize the global resources of the combined companies (the “United and Tetra Integration”).
The following table summarizes restructuring and related charges incurred by initiative:
Restructuring and Related Charges

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1,
		through	2008 through		Charges	Expected	Total
		September 30,	August 30,		Since	Future	Projected	Expected Completion
Initiatives:	2010	2009	2009	2008	Inception	Charges	Costs	Date
Global Cost Reduction	$18,443	$1,550	$18,851	$—	$38,844	$26,800	$65,644	March 31, 2014
Ningbo Exit Plan	2,162	165	10,652	16,399	29,378	—	29,378	Substantially Complete
Latin America	—	—	207	317	11,447	—	11,447	Complete
Global Realignment	3,605	139	11,636	20,162	88,587	350	88,937	June 30, 2011
European	(92)	7	11	(707)	26,965	—	26,965	Substantially Complete
United & Tetra / Other	—	(132)	2,723	3,166	79,544	—	79,544	Complete

	$24,118	$1,729	$44,080	$39,337	$274,765	$27,150	$301,915

The following table summarizes restructuring and related charges incurred by type of charge and where those charges are classified in the accompanying Consolidated Statements of Operations:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Costs included in cost of goods sold:
Global Cost Reduction Initiatives:
Termination benefits	$2,630	$—	$200	$—
Other associated costs	2,273	6	2,245	—
Ningbo Exit Plan:
Termination benefits	14	—	857	1,230
Other associated costs	2,148	165	8,461	15,169
Latin America Initiatives:
Termination benefits	—	—	207	—
Other associated costs	—	—	—	253
Global Realignment Initiatives:
Termination benefits	187	—	333	106
Other associated costs	(102)	—	869	154
European Initiatives:
Termination benefits	—	—	—	(830)
Other associated costs	—	7	11	88
United & Tetra Integration:
Termination benefits	—	—	6	30
Other associated costs	—	—	—	299

Total included in cost of goods sold	7,150	178	13,189	16,499

Costs included in operating expenses:
Global Cost Reduction Initiatives:
Termination benefits	4,268	866	5,690	—
Other associated costs	9,272	678	10,716	—
Ningbo Exit Plan:
Termination benefits	—	—	—	—
Other associated costs	—	—	1,334	—
Latin America Initiatives:
Termination benefits	—	—	—	64
Global Realignment Initiatives:
Termination benefits	5,361	94	6,994	12,338
Other associated costs	(1,841)	45	3,440	7,564
European Initiatives:
Termination benefits	(92)	—	—	—
Other associated costs	—	—	—	35
United & Tetra Integration:
Termination benefits	—	—	2,297	1,954
Other associated costs	—	(132)	427	883
Breitenbach, France facility closure:
Other associated costs	—	—	(7)	—

Total included in operating expenses	16,968	1,551	30,898	22,838

Total restructuring and related charges	$24,118	$1,729	$44,087	$39,337

The following table summarizes the remaining accrual balance associated with the initiatives and the activity during Fiscal 2010:
Remaining Accrual Balance

	Accrual Balance at		Cash	Non-Cash	Accrual Balance at	Expensed as
Initiatives	September 30, 2009	Provisions	Expenditures	Items	September 30, 2010	Incurred(A)
Global Cost Reduction
Termination benefits	$4,180	$5,101	$(3,712)	$878	$6,447	$1,796
Other costs	84	5,107	(1,493)	307	4,005	6,439

	4,264	10,208	(5,205)	1,185	10,452	8,235

Ningbo Exit Plan
Termination benefits	—	—	—	—	—	—
Other costs	308	461	(278)	—	491	1,701

	308	461	(278)	—	491	1,701

Latin American
Termination benefits	(282)	—	—	282	—	—
Other costs	613	—	—	(613)	—	—

	331	—	—	(331)	—	—

Global Realignment
Termination benefits	14,581	1,720	(7,657)	77	8,721	3,828
Other costs	3,678	(1,109)	(319)	31	2,281	(834)

	18,259	611	(7,976)	108	11,002	2,994

European
Termination benefits	2,623	(92)	(528)	(202)	1,801	—
Other costs	319	—	(251)	(21)	47	—

	2,942	(92)	(779)	(223)	1,848	—

	$26,104	$11,188	$(14,238)	$739	$23,793	$12,930

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.
(15) Acquisition
On June 16, 2010, SBI merged with Russell Hobbs. Headquartered in Miramar, Florida, Russell Hobbs is a designer, marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of recognized brand names, including Black & Decker, George Foreman, Russell Hobbs, Toastmaster, LitterMaid, Farberware, Breadman and Juiceman. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia. The results of Russell Hobbs operations since June 16, 2010 are included in the accompanying Consolidated Statement of Operations for Fiscal 2010.
In accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), Spectrum Brands accounted for the SB/RH Merger by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. Inasmuch as Russell Hobbs was a private company and its common stock was not publicly traded, the closing market price of the SBI common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

SBI closing price per share on June 15, 2010	$28.15

Purchase price—Russell Hobbs allocation—20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

(1)	Number of shares calculated based upon conversion formula, as defined in the Merger Agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

Preliminary Purchase Price Allocation
The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. Spectrum Brands expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Properties	15,150
Intangible assets	363,327
Goodwill (A)	120,079
Other assets	15,752

Total assets acquired	$822,117
Current liabilities	142,046
Total debt	18,970
Other liabilities	63,522

Total liabilities assumed	$224,538

Net assets acquired	$597,579

(A)	Consists of $25,426 of tax deductible Goodwill.
Preliminary Pre-Acquisition Contingencies Assumed
Spectrum Brands has evaluated and continues to evaluate pre-acquisition contingencies relating to Russell Hobbs that existed as of the acquisition date. Based on the evaluation to date, Spectrum Brands has preliminarily determined that certain pre-acquisition contingencies are probable in nature and estimable as of the acquisition date. Accordingly, Spectrum Brands has preliminarily recorded its best estimates for these contingencies as part of the preliminary purchase price allocation for Russell Hobbs. Spectrum Brands continues to gather information relating to all pre-acquisition contingencies that it has assumed from Russell Hobbs. Any changes to the pre-acquisition contingency amounts recorded during the measurement period will be included in the purchase price allocation. Subsequent to the end of the measurement period any adjustments to pre-acquisition contingency amounts will be reflected in the Company’s results of operations.
Certain estimated values are not yet finalized and are subject to change, which could be significant. Spectrum Brands will finalize the amounts recognized as it obtains the information necessary to complete its analysis during the measurement period. The following items are provisional and subject to change:
•	amounts for legal contingencies, pending the finalization of Spectrum Brands’ examination and evaluation of the portfolio of filed cases;

•	amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations; and

•	the final allocation of Goodwill.
ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, Spectrum Brands performed a preliminary valuation of the assets and liabilities of Russell Hobbs at June 16, 2010. Significant adjustments as a result of that preliminary valuation are summarized as follows:
•	Inventories—An adjustment of $1,721 was recorded to adjust inventory to fair value. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Deferred tax liabilities, net—An adjustment of $43,086 was recorded to adjust deferred taxes for the preliminary fair value allocations.

•	Properties, net—An adjustment of $(455) was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of Spectrum Brands’ properties were based on the cost approach.

•	Certain indefinite-lived intangible assets were valued using a relief from royalty methodology. Customer relationships and certain definite-lived intangible assets were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of Spectrum Brands’ management. The total fair value of indefinite and definite lived intangibles was $363,327 as of June 16, 2010. A summary of the significant key inputs were as follows:
•	Spectrum Brands valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. Spectrum Brands assumed a customer retention rate of approximately 93% which was supported by historical retention rates. Income taxes were estimated at 36% and amounts were discounted using a rate of 15.5%. The customer relationships were valued at $38,000 under this approach.

•	Spectrum Brands valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trademarks and trade names. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 2.0% to 5.5% of expected net sales related to the respective trade names and trademarks. Spectrum Brands anticipates using the majority of the trade names and trademarks for an indefinite period as demonstrated by the sustained use of each subjected trademark. In estimating the fair value of the trademarks and trade names, net sales for significant trade names and trademarks were estimated to grow at a rate of 1%-14% annually with a terminal year growth rate of 3%. Income taxes were estimated at a range of 30%-38% and amounts were discounted using rates between 15.5%-16.5%. Trade name and trademarks were valued at $170,930 under this approach.

•	Spectrum Brands valued a trade name license agreement using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the trade name license agreement, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the trade name license agreement after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. In estimating the fair value of the trade name license agreement net sales were estimated to grow at a rate of (3)%-1% annually. Spectrum Brands assumed a twelve year useful life of the trade name license agreement. Income taxes were estimated at 37% and amounts were discounted using a rate of 15.5%. The trade name license agreement was valued at $149,200 under this approach.

•	Spectrum Brands valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including prior transactions of Russell Hobbs related licensing agreements and the importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies were 2% of expected net sales related to the respective technology. Spectrum Brands anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 9 to 11 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 3%-12% annually. Income taxes were estimated at 37% and amounts were discounted using the rate of 15.5%. The technology assets were valued at $4,100 under this approach.
Supplemental Pro Forma Information (unaudited)
The following reflects the Company’s pro forma results had the results of Russell Hobbs been included for all periods beginning after September 30, 2007.

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Net sales:
Reported net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Russell Hobbs adjustment	543,952	64,641	711,046	909,426

Pro forma net sales	$3,110,963	$284,529	$2,721,694	$3,335,997

(Loss) income from continuing operations:
Reported (loss) income from continuing operations	$(195,507)	$(71,193)	$1,100,743	$(905,358)
Russell Hobbs adjustment	(5,504)	(2,284)	(25,121)	(43,480)

Pro forma loss from continuing operations	$(201,011)	$(73,477)	$1,075,622	$(948,838)

Basic and diluted (loss) earnings per share from continuing operations(a) :
Reported basic and diluted (loss) earnings per share from continuing operations	$(1.13)	$(0.55)	$21.45	$(17.78)
Russell Hobbs adjustment	(0.04)	(0.02)	(0.49)	(0.85)

Pro forma basic and diluted (loss) earnings per share from continuing operations	$(1.17)	$(0.57)	$20.96	$(18.63)

(a)	The Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.
(16) Quarterly Results (Unaudited)

	Successor
	Quarter Ended
	September 30,	July 4,	April 4,	January 3,
	2010	2010	2010	2010
Net sales	$788,999	$653,486	$532,586	$591,940
Gross profit	274,499	252,869	209,580	184,462
Net loss attributable to controlling interest	(25,065)	(47,521)	(19,034)	(60,249)
Basic and diluted net loss per common share	$(0.18)	$(0.36)	$(0.15)	$(0.46)

	Successor	Predecessor
	Period from	Period from
	August 31, 2009	June 29, 2009
	through	through	Quarter Ended
	September 30,	August 30,	June 28,	March 29,	December 28,
	2009	2009	2009	2009	2008
Net sales	$219,888	$369,522	$589,361	$503,262	$548,503
Gross profit	64,400	146,817	230,297	184,834	189,871
Net (loss) income attributable to controlling interest	(70,785)	1,223,568	(36,521)	(60,449)	(112,657)
Basic and diluted net (loss) income per common share	$(0.55)	$23.85	$(0.71)	$(1.18)	$(2.19)
(17) Subsequent Events
Spectrum Brands Acquisition
On January 7, 2011, the Company completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement and issued an aggregate of 119,910 shares of its common stock to the Principal Stockholders in exchange for an aggregate of 27,757 shares of Spectrum Brands common stock (the “Spectrum Brands Contributed Shares”), or approximately 54.5% of the outstanding Spectrum Brands common stock.
The issuance of shares of the Company’s common stock to the Principal Stockholders pursuant to the Exchange Agreement and the acquisition by the Company of the Spectrum Brands Contributed Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares are restricted securities under the Securities Act. The Company may not be able to sell the Spectrum Brands Contributed Shares and the Principal Stockholders may not be able to sell their shares of the Company’s common stock acquired pursuant to the Exchange Agreement except pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those shares, (ii) Rule 144 under the Securities Act, which requires a specified holding period and limits the manner and volume of sales, or (iii) any other applicable exemption under the Securities Act.

Upon the consummation of the Spectrum Brands Acquisition, HGI became a party to a registration rights agreement, by and among the Principal Stockholders, Spectrum Brands and the other parties listed therein, pursuant to which HGI obtained certain demand and “piggy back” registration rights with respect to the shares of Spectrum Brands’ common stock held by it.
Following the consummation of the Spectrum Brands Acquisition, HGI also became a party to a stockholders agreement, by and among the Principal Stockholders and Spectrum Brands (the “SB Stockholder Agreement”). Under the SB Stockholder Agreement, the parties thereto have agreed to certain governance arrangements, transfer restrictions and certain other limitations with respect to Going Private Transactions (as such term is defined in the SB Stockholder Agreement).
For additional details on the accounting implications of the Spectrum Brands Acquisition, see Note 1. For additional details on the Exchange Agreement, see Note 13.
HGI $350,000 10.625% Notes
On November 15, 2010, HGI issued $350,000 aggregate principal amount of 10.625% Senior Secured Notes due November 15, 2015 (“10.625% Notes”). The 10.625% Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain persons in offshore transactions in reliance on Regulation S, but have future registration requirements. The 10.625% Notes were issued at a price equal to 98.587% of the principal amount thereof, with an original issue discount (“OID”) aggregating $4,945. Interest on the 10.625% Notes is payable semi-annually, commencing on May 15, 2011 and ending November 15, 2015. The 10.625% Notes are collateralized with a first priority lien on substantially all of the assets of HGI, including all of the stock held directly by HGI in its subsidiaries (with the exception of Zap.Com Corporation, but including SB Holdings) and HGI’s directly held cash and investment securities.
HGI has the option to redeem the 10.625% Notes prior to May 15, 2013 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after May 15, 2013, HGI may redeem some or all of the 10.625% Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to November 15, 2013, HGI may redeem up to 35% of the original aggregate principal amount of the 10.625% Notes with net cash proceeds received by HGI from certain equity offerings at a price equal to 110.625% of the principal amount of the 10.625% Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the 10.625% Notes remains outstanding immediately thereafter.
The indenture governing the 10.625% Notes contains covenants limiting, among other things, and subject to certain qualifications and exceptions, the ability of HGI, and, in certain cases, HGI’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person. HGI is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the shares of Spectrum Brands common stock owned by HGI. The Company was in compliance with all of such applicable covenants as of the date of this report.
HGI Insurance Transactions
On March 7, 2011, the Company entered into an agreement (the “Transfer Agreement”) with the Master Fund whereby on March 9, 2011, (i) the Company acquired from the Master Fund a 100% membership interest in Harbinger F&G, LLC (formerly, Harbinger OM, LLC), a Delaware limited liability company (“HFG”), which was the buyer under the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “Purchase Agreement”), between HFG and OM Group (UK) Limited (“OM Group”), pursuant to which HFG agreed to acquire all of the outstanding shares of capital stock of Fidelity & Guaranty Life Holdings, Inc. (formerly Old Mutual U.S. Life Holdings, Inc.), a Delaware Corporation (“FGL”) and certain intercompany loan agreements between OM Group, as lender, and FGL, as borrower (the “FGL Acquisition”), in consideration for $350,000, which could be reduced by up to $50,000 post closing if certain regulatory approval is not received, and (ii) the Master Fund transferred to HFG the sole issued and outstanding Ordinary Share of FS Holdco Ltd, a Cayman Islands exempted limited company (“FS Holdco”) (together, the “Insurance Transaction”). In consideration for the interests in HFG and FS Holdco, the Company agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Insurance Transaction (up to a maximum of $13,300) and to submit certain expenses of the Master Fund for reimbursement by OM Group under the Purchase Agreement. The Transfer Agreement and the transactions contemplated thereby, including the Purchase Agreement, was approved by the Company’s board of directors upon a determination by a special committee comprised solely of directors who were independent under the rules of the NYSE (the “FGL Special Committee”), that it was in the best interests of the Company and its stockholders (other than the Master Fund and its affiliates) to enter into the Transfer Agreement and proceed with the Insurance Transaction.

On April 6, 2011, the Company completed the FGL Acquisition for a cash purchase price of $350,000, which could be reduced by up to $50,000 post closing if certain regulatory approval is not received (as discussed further below). The Company expects to incur approximately $22,100 of expenses related to the Insurance Transaction, including $5,000 of the $350,000 cash purchase price which will be re-characterized as an expense since the seller made a $5,000 expense reimbursement to the Master Fund upon closing of the FGL Acquisition.
FGL, through its insurance subsidiaries, is a provider of fixed annuity products in the U.S. with, as of April 30, 2011, approximately 790,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 25,000 agents nationwide. At April 30, 2011, FGL had approximately $16,700,000 in annuity assets under management.
FS Holdco Ltd. is a recently formed holding company, which is the indirect parent of Front Street Re, Ltd. (“Front Street”), a recently formed Bermuda-based reinsurer. Neither HFG nor FS Holdco has engaged in any business other than in connection with the Insurance Transaction.
The FGL Acquisition will be accounted for under the acquisition method of accounting. Accordingly, the results of FGL’s operations will be included in the Company’s consolidated financial statements commencing April 6, 2011. The preliminary allocation of the purchase price to FGL’s assets and liabilities acquired as of April 6, 2011 has not yet been completed due to the recent date of the acquisition. Accordingly, at this time the Company is unable to provide such disclosure and the related supplemental pro forma information showing the effects on the Company’s consolidated revenues and loss from continuing operations as though the acquisition of FGL had occurred as of the beginning of the comparable prior year-to-date reporting period presented herein.
On May 19, 2011, the FGL Special Committee unanimously determined that it is (i) in the best interests of the Company for Front Street and FGL, to enter into a reinsurance agreement (the “Reinsurance Agreement”), pursuant to which Front Street would reinsure up to $3,000,000 of insurance obligations under annuity contracts of FGL and (ii) in the best interests of the Company for Front Street and Harbinger Capital Partners II LP (“HCP II”), an affiliate of the Principal Stockholders, to enter into an investment management agreement (the “Investment Management Agreement”), pursuant to which HCP II would be appointed as the investment manager of up to $1,000,000 of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets will be deposited in a reinsurance trust account for the benefit of FGL pursuant to a trust agreement (the “Trust Agreement”). On May 19, 2011, the Company’s board of directors approved the Reinsurance Agreement, the Investment Management Agreement, the Trust Agreement and the transactions contemplated thereby. The FGL Special Committee’s consideration of the Reinsurance Agreement, the Trust Agreement, and the Investment Management Agreement was contemplated by the terms of the Transfer Agreement. In considering the foregoing matters, the FGL Special Committee was advised by independent counsel and received an independent third-party fairness opinion.
The Reinsurance Agreement, the Trust Agreement and the transactions contemplated thereby are subject to, and may not be entered into or consummated without, the approval of the Maryland Insurance Administration. The $350,000 purchase price paid by the Company for the FGL Acquisition, may be reduced by up to $50,000 if, among other things, the Reinsurance Agreement, the Trust Agreement and the transactions contemplated thereby are not approved by the Maryland Insurance Administration or are approved subject to certain restrictions or conditions, including if HCP II is not allowed to be appointed as the investment manager for $1,000,000 of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement.
HGI $280,000 Preferred Stock Offering
On May 13, 2011, the Company issued 280 shares of Preferred Stock in a private placement subject to future registration rights, pursuant to a securities purchase agreement entered into on May 12, 2011, for aggregate gross proceeds of $280,000. The Preferred Stock (i) is mandatorily redeemable in cash (or, if a holder does not elect cash, automatically converted into common stock) on the seventh anniversary of issuance, (ii) is convertible into the Company’s common stock at an initial conversion price of $6.50 per share, subject to anti-dilution adjustments, (iii) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into common stock, (iv) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (v) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if the Company achieves specified rates of growth measured by increases in its net asset value. The Preferred Stock is entitled to vote and to receive cash dividends and in-kind distributions on an as-converted basis with the common stock. The net proceeds from the issuance of the Preferred Stock of $269,000, net of related fees and expenses of approximately $11,000, are expected to be used for general corporate purposes, which may include acquisitions and other investments.
Spectrum Brands Debt
On February 1, 2011, Spectrum Brands completed the refinancing of its Term Loan, which had an aggregate amount outstanding of $680,000, with a new Senior Secured Term Loan facility (the “New Term Loan”) at a lower interest rate. The New Term Loan, issued at par and with a maturity date of June 17, 2016, includes an interest rate of LIBOR plus 4%, with a LIBOR minimum of 1%.
Effective April 21, 2011, Spectrum Brands amended its ABL Revolving Credit Facility to include, without limitation, the following:
•	The maturity date was extended to April 21, 2016 from June 16, 2014.

•	The interest margins were reduced to, depending on the average availability, either (i) base rate plus a margin equal to 1.00%, 1.25% or 1.50% per annum (previously 2.50%, 2.75% or 3.00%), as applicable, or (ii) LIBOR plus a margin equal to 2.00%, 2.25% or 2.50% per annum (previously 3.50%, 3.75% or 4.00%), as applicable.

•	The unused commitment fees payable by Spectrum Brands were reduced to (i) a rate per annum equal to 0.375% (previously 0.50%) when utilization equals or exceeds 50% of the aggregate commitments under the ABL Revolving Credit Facility and (ii) a rate per annum equal to 0.50% (previously 0.75%) when utilization is less than 50% of such commitments.

•	The covenants in respect of the administrative agent’s inspection rights and certain restrictions on liens, debt, acquisitions, accounts receivable dispositions, restricted payments and prepayments of subordinated debt were amended to be more favorable to, and generally allow greater operational flexibility for, Spectrum Brands.

•	Amendments to allow for certain internal corporate restructuring transactions to be undertaken by Spectrum Brands.
Legal Matters
HGI is a nominal defendant, and the members of its board of directors are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. HGI believes the allegations are without merit and intends to vigorously defend this matter.
In February 2011, the parties to the NACCO litigation reached a full and final settlement of their disputes. Spectrum Brands was not required to make any payments in connection with this settlement.